UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  November 29, 2006

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

101 East County Line Road, Suite 210, Hatboro, PA		19040
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

New Age Translation, Inc.  12926 Morehead, Chapel Hill, NC 27517

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Merger Agreement

On November 22, 2006, New Age Translation, Inc., a Nevada corporation (“New Age-NV”) was merged with and into New Age Translation, Inc., a Delaware corporation (“New Age-DE”), for the sole purpose of changing the state of incorporation from Nevada to Delaware pursuant to a Certificate of Ownership and Merger dated November 22, 2006 and approval by our stockholders on November 22, 2006.  Under the terms of the Certificate of Ownership, each share of New Age-NV was exchanged for 3.18877518427542 shares of New Age-DE, or an aggregate of 18,539,539 shares.  On November 22, 2006, 15,943,876 shares of common stock of New Age-DE were cancelled and 2,595,663 shares of common stock of New Age-DE remained outstanding.

On November 29, 2006, New Age-DE entered into an Agreement and Plan of Merger (the “Merger Agreement”) with InfoLogix, Inc., a privately held Delaware corporation (“InfoLogix”), and INFLX Acquisition Corp., a newly formed wholly-owned Delaware subsidiary of New Age-DE (“Merger Sub”), pursuant to which Merger Sub merged with and into InfoLogix (the “Merger”) on November 29, 2006.  As a result, InfoLogix is now a wholly owned subsidiary of New Age-DE.  In connection with the Merger, New Age-DE changed its name to “InfoLogix, Inc.” and InfoLogix changed it name to “InfoLogix Systems Corporation.”

Pursuant to the terms and conditions of the Merger Agreement, each share of InfoLogix common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 25,000 shares of New Age-DE common stock.  Immediately after closing of the Merger on November 29, 2006, there were 15,095,663 shares of New Age-DE common stock issued and outstanding, approximately 82.8% of which shares will be held by the former stockholders of InfoLogix.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Private Placement

Following the Merger on November 29, 2006, we completed the sale of 8,500,000 shares of common stock for $2.00 per share, or an aggregate of $17,000,000, in a private placement to accredited investors.

Registration Rights

In connection with the private placement, we entered into a registration rights agreement with investors in the private placement, and certain consultants and advisors to InfoLogix whereby we agreed, to the extent permissible, to file within 90 days after the closing of the private placement a shelf registration statement: with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of (i) all shares of common stock issued in connection with the private placement and certain other transactions, and (ii) the shares of common stock underlying the warrants issued to certain consultants and advisors to InfoLogix.  We are obligated to maintain the effectiveness of the registration statement from its effective date through and until the first anniversary of the closing of the private placement, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k) of the Securities Act of 1933, as amended.  We also agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible following filing.  However, there are no specific penalty provisions in connection with the registration rights agreement and therefore the investors in the private placement are not entitled to receive any extra benefit if the registration does not occur.

The registration rights agreement contains a “market standoff” provision pursuant to which, in the context of an underwritten public offering, investors in the private placement will agree not to offer, sell, pledge or otherwise transfer or dispose of any of our securities for a period not to exceed the earlier of (i) 180 days following the date of a final prospectus relating to such pubic offering or (ii) the first anniversary of the closing date of the private placement.

Lock Up Agreements

In connection with the private placement, the five initial founders of InfoLogix (David T. Gulian, Craig A. Wilensky, Richard D. Hodge, Albert Ciardi and Cosmo T. DeNicola), who now hold 8,175,000 shares of our common stock in the aggregate, entered into “lock-up” agreements with us.  The lock-up agreements provide that their shares may not be, directly or indirectly, sold, subject to a contract for sale or otherwise transferred until the first anniversary of the closing of the private placement.  Upon the first anniversary of the closing of the private placement, the stockholders will be permitted to sell up to 50% of their initial holdings.  All lock-up provisions expire on the second anniversary of the closing of the Merger and the private placement.  If the employment of either Mr. Wilensky or Mr. Hodge is terminated without cause, these restrictions may be partially released to permit either of them to sell that amount of shares the fair market value of which equals six months of their then current salary as provided for in their employment agreements.

In connection with the private placement, Warren V. Musser entered into a lock up agreement with us, which provides that all shares of our common stock owned by Mr. Musser may not be, directly or indirectly, sold until the six month anniversary of the date of the closing of the private placement and that 50% of the shares of our common stock issuable upon the exercise of the warrant to be issued to Mr. Musser may not be sold, directly or indirectly, until the first anniversary of the date of the closing of the Merger and the private placement.

In connection with the private placement, Fairmount Partners LP entered into a lock up agreement with us, which provides that 50% of the shares of our common stock issuable upon exercise of the warrant issued to Fairmount Partners LP may not be sold, directly or indirectly, until the first anniversary of the date of the closing of the Merger and the private placement.

Please see Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K for a description of these transactions and the material agreements entered into in connection therewith, which disclosure is incorporated herein by reference.  The agreements described above are filed as exhibits to this current report on Form 8-K and the descriptions contained herein are qualified in their entirety by reference to those exhibits.

Item 2.01               Completion of Acquisition or Disposition of Assets.

The Merger

The Merger.  At the closing of the Merger, all of the stockholders of InfoLogix received 25,000 shares of our common stock for each share of InfoLogix common stock held by them (with fractional shares rounded up to the next whole share).  As a result, the stockholders of InfoLogix received approximately 12,500,000 shares of our common stock, which represents approximately 53% of the 23,595,663 shares of our outstanding common stock after the Merger and the private placement.  Immediately before the Merger, there were 2,595,663 shares of our common stock outstanding.

The shares of our common stock issued in the Merger and the private placement were not registered based on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for sales of securities not involving a public offering.  The shares of common stock issued in the Merger and the private placement may not be sold without a registration statement covering the sale being filed or pursuant to an exemption from registration provided by the Securities Act.

In connection with the Merger, New Age-DE changed its name to InfoLogix, Inc. and InfoLogix changed its name to InfoLogix Systems Corporation.  We intend to carry on the business of InfoLogix going forward.  InfoLogix provides healthcare and enterprise mobility solutions using advanced information technology software, communications systems, RFID technology, mobile computing, advanced data capture solutions and professional services.  Our headquarters have been relocated to InfoLogix’s headquarters at 101 E. County Line Road, Suite 210, Hatboro, Pennsylvania.

Changes to the Board of Directors.  Immediately following the Merger, our board of directors expanded the size of our board to nine directors and elected David T. Gulian, Craig A. Wilensky, Richard D. Hodge, Wayne D. Hoch, Thomas C. Lynch, Thomas O. Miller, Warren V. Musser, Jake Steinfeld and Richard A. Vermeil as new members of the board of directors.  Mr. Musser was also elected to serve as Chairman of our board of directors. John A. Fahlberg resigned as the sole director and officer of New Age-NV.  After the closing of the Merger, our newly elected board of directors elected David T. Gulian to the office of President and Chief Executive Officer, John A. Roberts to the office of Chief Financial Officer and Secretary, Craig A. Wilensky to the office of Executive Vice President – Commercial Division and Richard D. Hodge to the office of Executive Vice President – Healthcare Division.

Accounting Treatment; Change of Control.  The Merger is being accounted for as a “reverse merger” because the stockholders of InfoLogix own a majority of the outstanding shares of New Age-DE common stock immediately following the Merger.  InfoLogix is deemed to be the acquirer in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of InfoLogix and will be recorded at the historical cost basis of InfoLogix.  Except as described in “— Changes to the Board of Directors” above, no arrangement or understanding exists among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of us.  In addition, as a result of the issuance of the shares of New Age-DE’s common stock pursuant to the Merger, a change in control of New Age-DE occurred on the date of the consummation of the Merger.  We will no longer be a “small business issuer” as a result of the Merger.

1.             BUSINESS

OVERVIEW

We were incorporated in the State of Nevada on November 22, 2004 and were reincorporated in the State of Delaware on November 22, 2006.

We provide enterprise mobility solutions to customers in the healthcare and commercial sectors in North America.  Our products and professional services include proprietary software, hardware and professional services that enable new levels of customer care and service using real-time information.  We deliver our products and professional services to customers utilizing mobile applications that run on handheld computers, cell phones, tablet computing devices and mobile workstations, and that operate with existing enterprise software solutions.

Enterprise mobility solutions speed the delivery of critical information throughout organizations allowing better patient care and management in hospitals, more effective customer service in retail settings, increased customer retention across all types of businesses, more efficient use of company assets and enhanced ability to identify new revenue opportunities.  The introduction of new technologies and the ubiquity of wireless connectivity have improved the performance of enterprise mobility solutions by allowing organizations to collect, analyze and disseminate information on customers, assets, suppliers and manufacturers quickly and more efficiently than legacy technologies.  As recently introduced technologies continue to develop and new ones emerge, we believe companies will continue to invest in enterprise mobility solutions, such as those offered by us.  Our enterprise mobility solutions leverage the improved information flow across the enterprise into a competitive advantage by reducing errors, identifying revenue opportunities and proactively managing and monitoring capital equipment and supply chain functions.  We believe that with our unique combination of products and professional services, third-party strategic alliances, intellectual property and patent portfolio, our ability to integrate with enterprise software solutions, and our customer base of over 1,900 customers, we are well positioned in the enterprise mobility solutions marketplace.

We have developed a portfolio of mobile managed solutions for the healthcare and commercial sectors that consists of software, professional services and hardware for point-of-care and point-of-activity.  These mobile managed solutions enable clients to gain immediate access to up-to-the-minute information spanning their enterprises.  Within the healthcare sector, our application solutions facilitate critical point-of-care intelligence, including access to real-time clinical information, medication management solutions and enterprise asset and patient tracking.  In the commercial sector, our application solutions facilitate solutions for the corporate supply chain, including logistic solutions for manufacturing, warehousing, retail and delivery.

OUR MARKET

Our market intersects four broad categories:

Enterprise Mobility Solutions:  Enterprise mobility solutions provide healthcare and other commercial organizations with wireless access to a variety of digital information and resources through handheld and PC-based applications.  In particular, these enterprise mobility solutions allow real-time access to such information to remote employees, customers, suppliers and partners.  Any business that tracks critical assets, from rental cars to construction equipment to hospital beds, or that needs to interact with individuals inside or outside of their organization is a potential client for enterprise mobility solutions.

RFID:  Radio frequency identification technology uses radio frequency to send a signal to a receiver that accurately tracks the location of assets and individuals.  Typically, this technology is housed in chips or tags that are placed on products that a company offers, manages or supports.  By placing these RFID-based chips or tags on products, an organization is better able to determine the location, time of arrival or identification of a product and better manage its supply chain and inventory.

Hospital Information Systems:  Hospital information systems are those systems that healthcare providers use to monitor or maintain patient records, billing, asset and inventory information, and overall facility management.

Logistics:  Logistics includes all of the processes required to go from raw materials to end customer delivery, including purchasing, inventory management, warehousing, shipping and even customer returns.  All product oriented businesses have logistics as a cost of doing business.  Using new technology and software, companies are seeking ways to reduce these logistics costs.

OUR HEALTHCARE SOLUTION

We are a single source, integrated healthcare mobility solutions provider.  We have developed a portfolio of healthcare solutions that consist of software, professional services and hardware for point-of-care and point-of-activity.  These mobile managed solutions enable our healthcare clients to gain immediate access to up-to-the-minute information spanning their enterprises.  These applications facilitate critical point-of-care intelligence for our healthcare clients, including access to real-time clinical information, medication management solutions and enterprise asset and patient tracking.

Healthcare providers are under constant pressure from patients, Medicare, insurers, regulators and other stakeholders to increase the productivity and utilization of their mobile assets (for example, beds, IV pumps, sonograms) while maximizing the safety and efficacy of the care of their patients and maintaining the integrity and privacy of their medical records.  These providers use disparate enterprise and application specific-systems in both their administrative and clinical functions.  To be effective, these systems must be able to interface with each other, thereby creating integration challenges and increasing the overall complexity of the information technology infrastructure.  Networking technologies continue to evolve and grow, with local, wide-area and personal area networks each having their advantages and disadvantages.  In this environment, systems engineers often find they must compromise the architectural integrity of the overall network to accommodate the proliferation of mobile devices requiring access to the network.  Finally, in the healthcare setting, interference with sensitive medical equipment (known as telemetry) and security add another layer of complexity to the larger problems of mobile wireless computing.

From a healthcare-specific application perspective (for example, wireless prescription writing and charge capture), to more common messaging capabilities (for example, wireless e-mail and instant messaging), the possibilities for improvements in healthcare through the use of mobile and wireless technologies are many.  At the same time, however, the choices, complexity and integration challenges for information systems managers continue to increase.  Mobile devices continue to proliferate, with a growing number of personal computing devices, enhanced phones and smart phones entering the market.  Architectural issues are an exercise in compromises.  Networking technologies continue to evolve and grow, with local, wide-area and personal area networks each having their advantages and disadvantages.  Interference with sensitive medical equipment and security are just two of the larger challenges of mobile/wireless computing in their environment.  To meet these needs and address these challenges, there is a multitude of vendors, new and established, cross-industry and healthcare specific — all vying for a share of the mobile wireless healthcare market.

Mobile healthcare is the use of portable devices in combination with synchronization (i.e., either cradled or wireless) or always-on (i.e., connected wirelessly) technology to bring computing power to the point-of-care or wherever the healthcare professional or patient needs it.  Mobile devices include enhanced phones/smart phones, PDAs, clamshell devices (i.e., pen), tablet notebooks and laptops.  Wireless technology includes wireless local-area networks (“WLANs”), wireless wide-area networks (“WWANs”) and wireless personal-area networks (“WPANs”).  Although healthcare is still in the early stages of adoption of mobile/wireless technology when compared to other industries and users (for example, package delivery companies, utilities workers, warehousing and the rental car industry), it is already becoming clear that the rollout and management of these capabilities will offer significant challenges.

Our point-of-care clinical solutions enable clinicians to focus more on the important patient care tasks at hand and less on documentation.  Access to electronic documentation at the bedside also streamlines the care process and assists physicians and nurses in making better patient care decisions.  Critical patient data, such as identification and confirmation of drug allergies and interactions, primary and secondary diagnoses, laboratory results and vital signs, is literally at the clinician’s fingertips.  Additionally, vital signs and other clinical data can be recorded electronically through interfaces to patient monitors, further streamlining the documentation process.  Communication between caregivers is enhanced since patient data is available in real-time to caregivers with access to the system.  Recent technology advances mean clinicians have broader access to patient information.

We provide integrated products and professional services to the healthcare sector, including hospitals and long term care facilities.  Our integrated products and professional services are designed to help hospitals and clinicians reduce medical errors, improve workflow, enhance efficiency, reduce costs and build stronger patient relationships.  We believe that our products can reduce hospital errors and thereby can reduce healthcare costs and potentially save lives.  The following describes our integrated healthcare mobility solutions:

Mobile Point-of-Care Workstations

Our proprietary point-of-care workstations with RFID and barcode technologies automate the interaction between nurse and patient at bedside for capturing clinical information as well as for administering medications and other treatments at the bedside.  We believe that our proprietary point-of-care applications will help prevent inappropriate drug administration which could lead to adverse drug effects and deaths from medication errors.

We develop and manufacture ergonomic wireless mobile point-of-care solutions for the healthcare industry.  Our mobile point-of-care workstations are proprietary mobile carts that provide the basis for hardware and software solutions that create a portal or gateway into a healthcare provider’s front-end and back-end clinical data information technology systems.  The mobile point-of-care workstations can be configured to address the full continuum of a client’s mobile computing needs.  Clients are extended the option to mount small form-factor PCs, liquid crystal display flat panel monitors, laptop computers, tablet PCs, proprietary power solutions, medical-grade keyboards, bar-code data collection devices and other mobility-enabled equipment, on our mobile point-of-care workstations.  As a result, nurses, doctors, specialists and other clinicians can gain ready access to HIPAA compliant, up-to-to-the-minute patient data at the point-of-care.

Our mobile point-of-care workstation models include:

•                  Medication Mobile Point-of-Care Workstation.  The Medication mobile point-of-care workstation is a mobile technology platform that optimizes hospital medication administration.  This automated point-of-care medication administration system, which features eight medication drawers, is designed to reduce medication errors and associated complications.  Nurses scan (i) the bar-coded medication to confirm the right dose of medication and (ii) the patient’s bar-coded wristband to ensure that the correct patient is receiving the appropriate dose of medication at the right time.  The medication mobile point-of-care workstations works in conjunction with a hospital pharmacy’s information technology systems.

•                  Dual Monitor Picture Archival and Communications System (“PACS”) Display Mobile Point-of-Care Workstation.  The Dual Monitor PACS mobile point-of-care workstation is designed to eliminate the cost and disruption of remodeling an operating room when deploying PACS workstations.  The mobile point-of-care workstation allows for liquid crystal display monitors to be mounted side-by-side on a mobile platform.

Software

We have dedicated significant time and capital to developing, acquiring and partnering with leading software firms to deliver a full range of healthcare software applications, including patient bed management, hospital asset tracking, e-learning and computer security.  These software applications are designed to facilitate and fully integrate point-of-care mobility solutions for our customers.  Our proprietary software applications include the following:

•                  HealthTrax Wireless Tracking Software.  Our HealthTrax Wireless Tracking software is designed to help hospitals identify the location of hospital assets and patients.  The HealthTrax solution includes asset and patient monitoring, asset and patient reporting and RFID tags that are compatible with all hospital wireless network infrastructures and provide real-time location information.  We developed the HealthTrax solution by integrating MobileView’s location engine software with our own proprietary software.  HealthTrax is intended to aid hospital administrators by:

•                  improving clinical workflow by ensuring the right people and equipment are in the right location on a timely basis;

•                  minimizing theft or loss of expensive assets through timely tracking;

•                  avoiding costly “quick fixes,” such as leasing or buying additional equipment;

•                  establishing choke-points that trigger automatic alerts when equipment is moved somewhere that it does not belong; and

•                  ensuring staff can pinpoint the location of any patient requiring immediate medication or medical attention.

•                  BedCentral Software.  Effective hospital bed management is key to serving patients, reducing administrative costs, increasing patient flow efficiency and increasing hospital revenue.  Without reliable, real-time information regarding bed status, hospitals can encounter an array of problems that result in underutilized resources, patient inconvenience and a significant loss of revenue.  Our BedCentral application is an interactive patient bed management software system designed to help hospitals monitor bed status and improve communications in order to increase bed availability and decrease patient wait times.  BedCentral provides more than 30 customizable productivity and efficiency reports for improved information analysis designed to (i) schedule, reserve or request patient bed assignments, (ii) assign and transfer patients, (iii) reduce or eliminate dependency on telephone calls to communicate patient and bed requirements, (iv) reduce/eliminate paper processes and (v) provide clinicians with accurate and on-demand reports and automatic alerts via hand-held devices.  The purpose of BedCentral is to help hospitals:

•                  obtain a global, up-to-the-minute view of hospital bed status to help reduce administrative costs and increase revenue through more effective and proactive bed management;

•                  gain faster access to reliable data needed to identify and resolve potential problems in a timely manner while preventing duplicate data;

•                  place clinical staff where they are needed most by having an accurate assessment of available hospital beds;

•                  better manage patient traffic, thereby increasing patient satisfaction and admissions through more efficient management; and

•                  reduce food waste using a dietary module that prevents dispatch of meals to empty beds.

BedCentral was specifically developed in 2006 for deployment throughout a major Houston, Texas-based hospital system and is now being implemented in two additional hospital systems.

Optasia (e-learning).  Acquired in June 2002, Optasia is an e-learning software application providing an extensive library of interactive and dynamic courses regarding the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and other regulatory issues, and modules customized for a client’s specific processes and procedures.  In addition to healthcare training, Optasia can be used to create or deliver on-location training for commercial users.  Whether used for an organization-wide implementation of a new technology or a department-wide procedural review, we believe that Optasia addresses numerous challenges faced by healthcare providers and commercial users, including:

•                  complex logistics of training a large number of people effectively on a strict timetable;

•                  minimizing training time spent by staff which results in more time available for patient and customer interaction;

•                  developing, supporting and retaining a knowledgeable and skilled staff;

•                  providing trainees with diverse levels of education, styles of learning and familiarity with technology;

•                  delivering a consistent, unified training message, communicating standard procedures and policies; and

•                  educating employees hired after training events.

Unlike traditional classroom training, Optasia enables standardized and customized training solutions to be efficiently delivered to large numbers of employees both on their schedules and directly at the point-of-access, typically by our mobile point-of-activity or mobile point-of-care workstations.  Training methods include interactive tutorials, on-line knowledge assessments, wide area classroom methods and instruction services.  Delivery options include media such as video, CD-ROM, video conferencing, web delivery, internet, audio-desktop conferences, paper-based materials, or stand-up instruction.

Training modules developed and implemented to date include HIPAA privacy and security training, clinical application training templates (Siemens AG Medication Administration Checker training, McKesson Corporation’s Horizon Expert Documentation clinical documentation training and Medical Information Technology, Inc.’s nursing training) and an assessment and certification module, designed to test, certify, provide feedback, and report on clinical courseware retention.  We have several other e-learning software modules currently under development.

Healthcare Financing Practices

We occasionally depend upon our senior lender to issue Letters of Credit, to the benefit of our suppliers and vendors, to enhance their credit risks associated with large purchase orders we may procure from time to time. Our senior lender charges us approximately .375% for each 90 day period of the face value of a documentary letter of credit and 2.875% of the face value of a standby letter of credit. The letters of credit are terminated upon the payment in full of the supplier or vendor invoice. We use these forms of credit enhancements on the resale of mobile and wireless hardware and related equipment.

OUR COMMERCIAL SOLUTION

We are a single source, integrated enterprise mobility solutions provider to commercial enterprises across several industries.  Our supply chain solutions enable suppliers, manufacturers, distributors, retailers and service providers to transform their operations using mobile computing solutions to aggressively manage their supply chain from end-to-end.  We are enhancing just-in-time manufacturing and production by incorporating real-time information to all participants in the supply chain.

The commercial market is further along than the healthcare market in its adoption of mobile enterprise solutions.  Nevertheless, our commercial customers continue to search for ways to further optimize supply chain management requirements.  Mobile computing solutions are continuing to impact companies, reducing costs in their procurement functions and in inventory management.  Logistics organizations/departments are expected to see continued pressures to reduce inventories as well as warehouse and transportation costs.  We believe cost reduction efforts will likely be focused in three major areas: network optimization, selected outsourcing and enhanced supplier integration, primarily through the use of technology.  These improvements will drive the trend towards lean, mostly external logistics functions utilizing efficient, optimized networks, supported by technology which enables “virtual inventories” that blur the line between customer-owned and supplier-owned materials.

We believe that using mobile technology to quickly move and track products helps our customers save time, increase productivity, and enhance the flow of information between our customers’ handheld devices and their core business systems.  We design our enterprise mobility solutions so that our customers can respond quickly to their customers’ demands, increase inventory turns, improve line-level accuracy and simplify compliance with regulatory requirements, as well as easily share supply information with customers and vendors.  Our enterprise mobility solutions offer advanced data capture, mobile computing, wireless local area networks, route delivery and management software with the intent to speed the transfer of data and optimize the complete corporate operations of our customers.  In addition to our mobile point-of-activity and mobile point-of-care workstations, wall-desks, mobile point-of-sale devices and vehicle-mounted workstations, we integrate a broad portfolio of point-of-activity hardware products designed for use in the commercial market, including laptops and tablet PCs, bar-code data collection devices, computer keyboards, form-factor PCs, handheld devices, proprietary power solutions, wearable computers and wireless infrastructure devices.

Functional Applications

As described below, we deliver commercial solutions to specifically address functional applications within many industries including:

•                  Distribution.  Distribution logistics relies on analyzing real-time information as it relates to product quantities, product movement and location throughout the supply chain.  Examples of distribution enterprise mobility solutions provided by us include wireless handheld computers used to scan products upon warehouse arrival and exit and wearable PCs used to permit warehouse operators to perform a multitude of tasks (such as physical inventory counts) in a hands-free environment.

•                  Manufacturing.  Manufacturing logistics relies on accessing up-to-the-minute information as it relates to materials and parts inventory pipelines to enable just-in-time manufacturing processes.  An example of an enterprise manufacturing solution includes mobile, rugged, computing solutions used to capture information on the warehouse floor and integrate that information into databases via wireless connectivity devices, thus facilitating improved financial management, inventory control and tracking of customer orders.

•                  Retail.  Retail applications rely on accessing information at the point-of-sale and ensuring automatic replenishment of inventories.  In addition, enterprise mobility solutions are used by retail clients to accurately produce and capture shelf labels for in-store marketing and plannograms.  Examples of retail enterprise mobility solutions include wireless point-of-sale devices used by client customers to securely complete financial transactions at a single location via a credit or debit card and bar-code scanning devices used to enable client employees to quickly and efficiently perform physical inventories.

•                  Transportation and Field Services.  Transportation and field services logistics rely on effectively planning, scheduling and managing goods according to pre-determined delivery expectations.  Examples of transportation and field services enterprise mobility solutions include vehicle-mounted systems used to capture and transmit real-time information on driver performance, routes taken and hours worked and handheld computers to allow client employees to receive pick-up and delivery schedules at the beginning and throughout a work shift.

Automation of Commercial Processes

Our integrated commercial mobility solutions allow our customers to automate many of the essential steps in their manufacturing, production, delivery and other processes that are critical to the success of their respective businesses.

We combine the latest information technology with extensive knowledge of warehousing, manufacturing, distribution and field-based operations.  We also have vertical market specialists in areas including automotive, healthcare, retail and government.  This industry specific expertise ensures the best solution for each customer’s business.  Our customers include Fortune 500 companies, including Kraft, Dell, UPS, McDonalds, Subaru, Barnes & Noble, and National Rental Car, as well as, medium to small-sized manufacturing, service and distribution companies.

We provide the experience, expertise and resources to maximize productivity, efficiency and accuracy from off-the-shelf bar code data collection products to complete turnkey solutions including software, hardware, project management, training, installation, testing, documentation and support.

Products and Services

•                  Route Delivery System.  Our route delivery system is a complete mobile route delivery and transportation software solution which allows our customers to mobilize their delivery workforce.  It incorporates optimized scheduling, route building, picking, loading and route delivery processes to close the loop on inventory management and control.  This can be delivered as an entire solution, or implemented in modules.  It integrates functions such as mobile GPS/Mapping and signature capture for proof of delivery.  It also allows our customers’ drivers to transmit and receive data on the road and thereby provide their customers with accurate deliveries and correct, timely information on out-of-stock or promotional items while maintaining accurate on-truck inventory.

The real-time capabilities in our route delivery system ensure that key stakeholders of our customers have visibility into inventory and order information.  Furthermore, optimized inventory processes ensure accurate customer orders are delivered on time.  These inventory and order efficiencies drive cost containment and cost reduction throughout the supply chain by reducing and, in some cases, eliminating redundancies, unnecessary routes, picking and loading inaccuracies, shrinkage and driver mistakes.

Real-time visibility of enterprise information is necessary for gaining and maintaining operating efficiencies, and is another reason organizations are looking to wireless, mobile technologies.  Our route delivery system is Web-enabled, which allows for the real-time flow of information from drivers and trucks to the back office.  This enhanced visibility provides decision makers access to critical enterprise and supply chain data, including order pick lists, schedules, truck routes, delivery status and discrepancies.

•                  RFID Solutions for Vehicle Tracking and Fleet Management.  Our RFID vehicle tracking solution is intended to assist companies in managing their distribution process.  We believe that these solutions are particularly useful in the construction and transportation industries to help our customers track vehicle movement through various pickup or loading locations.  The system collects information on the truck, project assignment, and weight for each load by RFID tag readers throughout plant locations.  We believe that with the RFID vehicle tracking solution, our customers can replace manual reporting of departure and arrival times, weight, and other data gathered at the quarry locations.  Similarly, our RFID solutions allow fleet managers to monitor and track their vehicles, which should provide the following benefits:

•                  increased productivity and reduced costs;

•                  improved asset utilization and management by real-time equipment-availability and shipment-arrival information;

•                  increased customer satisfaction;

•                  faster vehicle entry, exit and authorization for fueling or maintenance; and

•                  increased security via continuous, automatic monitoring and tracking.

•                  RFID Solutions for Warehousing Logistics.  The use of RFID solutions in warehousing logistics impacts everyone working for manufacturing companies, from the forklift operator to the head of logistics.  We believe that it improves warehouse and distribution center efficiency, saves time in deliveries, increases productivity and reduces human error.  We also believe that it allows for cost savings in out-of-stock supply chain reductions, helps to prevent counterfeit issues and theft, and assists companies in obtaining key information on customers and their activities.  The combination of RFID hardware with a unique electronic product code transforms the supply chain and enables manufacturers to associate specific information with each RFID tagged object.

•                  Supply Chain and Logistics Products.  Expertise in systems architecture and infrastructure are still vital elements in selecting new applications and vendors, especially for complex supply-chain systems solutions.  Organizations demand that the implementation of new software will not disrupt production or shipping.  We provide complete packages of mobile wireless solutions to facilitate supply chain management.  We offer a wide variety of barcode readers ranging from simple keyboard wedge bar code scanners to advanced radio frequency terminals.  Our core business focuses on helping clients to optimize their accessibility to information through wireless mobile computing technology.  We believe that the benefits from our supply chain and logistics products are:

•                  higher productivity with real-time inventory visibility across the supply chain;

•                  improved fill rates and decreased overall logistics costs;

•                  reduced order cycle times with collaboration support with suppliers;

•                  reduced labor costs by eliminating inefficient inventory movements;

•                  improved efficiencies with paperless execution of supply chain processes;

•                  improved throughput and use of facility space;

•                  reduced administrative and data entry costs with automated data acquisition;

•                  improved picking and put-away productivity;

•                  reduced inventory carrying and holding costs; and

•                  improved customer service by eliminating picking and shipping errors.

•                  Services for Retailers.  We provide mobile point-of-sale systems, retail inventory management systems, solutions and technology.  Wireless data collection solutions link our customers’ enterprise resource planning systems to their retail floors using advanced automated barcode and RFID wireless data capture terminals and printers thus providing enhanced inventory management.

We work with some of the world’s largest retailers across a wide application set spanning from the loading dock to the retail floor.  With operations and facilities across North America and Europe, these clients have the resources needed to deploy a multi-site, multi-national solution.  We also have experience within the retail inventory management environment, working with a diverse group of retail customers including mass merchandisers, department stores, specialty goods, and others.  Our retail application suite includes mobile point-of-sale, stock auditing, inventory management, proof of delivery and supply chain management.

•                  Mobile Point-of-Activity Workstations.  Our mobile point-of-activity workstations are designed to deliver productivity gains from efficient employee interaction, improved data collection accuracy and dissemination, and increased client employee and client customer satisfaction.  Our mobile point-of-activity workstations are constructed of durable materials to withstand occupational abuses.  The mobile point-of-activity workstations feature small, sturdy bases, secure wheels and durable handles to provide smooth operation and a spacious desk-top work area.  The workstations are highly versatile, supporting unique combinations of laptops and tablet PC computers, proprietary power solutions, bar-code data collection devices and other peripheral hardware solutions.  Our mobile point-of-activity workstations typically include mounted printer technologies.

•                  Mobile Point-of-Sale Devices.  Our MPT400 is a point-of-sale solution that offers retail and field service clients a complete wireless transaction platform in a mobile hand-held device.  The MPT400 is specifically designed for clients employing a mobile workforce who need to manage inventory, conduct surveys, track assets and collect payments.  Offering technologically-advanced feature sets, the MPT400 delivers integrated radio systems, as well as a built-in one-dimensional or two-dimensional bar-code data collection device, a thermal printer, a magstripe reader, directional/numeric keypad and a color touch screen.

•                  Vehicle-mounted Workstations.  Vehicle-mounted computers are designed for use in the most rugged environments where they are mounted to warehouse and manufacturing equipment and vehicles (such as forklifts).

•                  Other products.  Our mobility solutions for commercial enterprises also include bar-code data collection devices, form-factor PCs, secure wireless networks, handheld devices, tablet PCs, mobile wireless bar-code and label printers, vehicle-mounted computers, wearable computers, wireless connectivity and interconnectivity devices, and proprietary power solutions.

Commercial Financing Practices

Our healthcare business only requires us to depend on our senior secured asset-based line of credit and cash balances to fund the sales and related costs associated with our operations.  We generally do not depend on third-party credit enhancement programs in this business unit.

OUR GROWTH STRATEGY

As the demand and adoption of enterprise mobility solutions accelerates, we see opportunities to leverage our market position to gain market share and grow our revenue base within the healthcare and commercial markets.  We see the following opportunities for growth:

•                                          acquisition of companies with synergistic technology, services, strategy and expertise;

•                                          exploration of additional strategic partnerships to create a broader spectrum of hardware and software application offerings;

•                                          expansion of our solutions to ancillary healthcare markets, including home healthcare/hospice, nursing/assisted living and psychiatric facilities; and

•                                          expansion of our geographic presence to global markets, including Europe, Asia and other emerging centers of healthcare and commercial activity.

We also intend to continue to grow organically by increasing our sales force, developing new products, and leveraging our existing products and customer base more effectively.

CUSTOMERS

We have delivered enterprise mobility solutions to over 1,900 customers in North America. The following are examples of the enterprise mobility solutions that we have delivered in the healthcare and commercial markets:

•                  Regional 650-bed hospital.  Our healthcare solutions group designed and implemented a complete wireless mobility solution for the hospital to capture patient-level clinical information and support medication administration at the point of care.  The wireless solution has now expanded our opportunity to address other mobile applications such as HealthTrax Wireless Tracking, Computerized Physician Order Entry using handheld PDA’s and Mobile Voice over IP Phones.  All of the mobile solutions were deployed using our eLearning education technologies.

•                  A Fortune 1000 company that is one of the leading car rental firms with over 800 locations in the United States and Canada.  Our commercial solutions group designed and implemented wireless and mobile car return and counter system. We have installed 450 corporate rental locations for returns utilizing wireless and handheld devices managing approximately 165,000 vehicles nationwide.  We are now deploying our proprietary point of sale counter system for check in and reservation services.  We have been contracted to provide Mobile Managed Support Services for each location, which include our eLearning, Installation, Customer Care Portal for Asset Tracking and provisioning support.

As a percentage of total revenue, our five largest customers accounted for approximately 42% of our revenue for the fiscal year ended December 31, 2005, with two customers representing 28% for the year ended December 31, 2004 of our revenue and 32% of our revenue for the year ended December 31, 2003, respectively.  In each of 2005, 2004 and 2003, two customers represented more than 10% of our revenue, one 11% of our revenue and the other 14% revenue; in 2004 one customer represented 12% of our revenue while all others were less than 10% of our revenue; and in 2003, one customer represented 10% of our revenue and all others were less. For the nine months ended September 30, 2006, our five largest customers accounted for approximately 30% of our revenue for such period, a trend we anticipate continuing as our revenue and customer base continue to grow.

SALES AND MARKETING

We employ a direct and indirect selling model.  The sales organization is primarily geographically based across our Healthcare and Commercial businesses.  We currently employ 20 direct sales representatives located in the United States and Canada.  Our sales organization manages our customers and prospects using a variety of methodologies and information technology based tools.  We have created a proprietary sales force automation system on top of the Microsoft Outlook and Exchange communication system.  This system serves as the repository of all sales and marketing contacts and customers.  The system helps our management and sales/marketing representatives manage the sales process, while providing direct integration into their email communication system.

Additionally, we sell and market our technology solutions through a network of strategic alliances.  To date, we have worked with or partnered with over twenty leading third-party providers including Cisco, Dell, Intermec, Alien and Zebra Technologies.  These relationships are unique in that they are synergistic.  We refer business to these partners from our existing customers and in exchange we receive preferential pricing and referrals from these partners.

We market our products and professional services through a variety of methods including:  direct selling, internal organic search engine optimization and through commercial methods such as Google and Yahoo, industry trade shows and conferences, our website (www.InfoLogixsys.com), strategic partner network, public relations, referrals from existing customers, and telemarketing.

INTELLECTUAL PROPERTY

Throughout our history, we have proactively invested in and acquired intellectual property assets.  We continue to partner and invest to develop, capture and deliver unique, high-quality, differentiated and cost-effective mobile point-of-activity and mobile point-of-care hardware and software enterprise mobility solutions for our customers.  We maintain patents on 14 proprietary enterprise mobility solutions, including mobile point-of-activity and our mobile point-of-care workstations, wearable computers and a proprietary power solution specifically designed for its mobile point-of-activity and mobile point-of-care workstations.

COMPETITION

We operate in a fragmented marketplace, competing with a variety of participants in the wireless mobility market with companies that design systems, provide hardware and software applications, integrate software and hardware applications, provide consulting services and offer management and maintenance services.  Our direct competition comes from regional and local firms that are similar to us in terms of revenue and numbers of employees.

We sell and support mobile point-of-care workstations with over 30,000 units currently in use in the healthcare market.  In this business, we compete with a variety of companies, including furniture distributors and several nationally known mobile cart manufacturers and distributors.  The larger competitors include Stinger Medical (in business for ten years and the first company to provide mobile carts to the healthcare industry), Flo (the holder of several patents on mobile computing), Ergotron, Rubbermaid, NAware, Lionville, Howard Computer, Artomick and Enovate IT.

In the healthcare market, we also compete with device manufacturers, service providers and software platform companies that offer unique, specialty use products.  For example, Palm and Dictaphone compete for market share in the sales of devices to physicians and other providers, Microsoft and Intel are positioning for wireless IP platform adoption, while companies like MedQuist and Scribe vie for customers of specialty use software applications and services. While we maintain our focus on enterprise mobility solutions, we will encounter these companies in the marketplace selling against us for a portion of the work-flow and voice-over-IP solution sets.

We encounter the very large consulting firms such as IBM Global Services, Accenture, Deloite Consulting, EDS, CSC, First Consulting, and Affiliated Computer Services in both our commercial and healthcare groups.  Many of these national and international consultancies focus on design and architecture of wireless networks, and work-flow or process improvement.  We believe there are also many small, local and regional consulting firms offering similar services to the larger firms, as well as site-surveys, infrastructure support and information technology outsourcing.  Each of these participants will continue to compete with us for our core services around enterprise mobility solutions and mobile managed services.

We compete with handheld mobile computer products companies in our supply-chain solutions business, including Symbol/Motorola, Intermec, LXE and other makers of tablet computers such as Dell, HP, Sony and Fijitsu.  Symbol Technologies is a global leader in mobile data management systems and services with innovative customer solutions based on wireless local area networking for voice and data, application-specific mobile computing and bar code data capture.

We also compete with a smaller group of companies that are more solutions oriented, but that are clearly in the sectors in which we operate including healthcare, transportation, manufacturing, distribution and retail.  These companies include Wavelink Corporation, Ennovative, Inc., and OAT (a recognized RFID framework provider).  This group of companies competes for business that delivers to the marketplace software and solutions to empower businesses to achieve competitive advantage from the use of radio-frequency identification (RFID).  As part of these offerings, solution sets include data and content management, materials management, e-commerce, e-learning, custom application and web interface development, and infrastructure management.

With respect to all other companies that compete with mobile solutions and RFID, there are hundreds of firms that operate in a variety of vertical-specific or technology-centric groupings.  Due to the increasing level of market activity related to these two general areas, an increasing number of companies are claiming capabilities.  Following is a sample of competitors in the business, which is not intended to be an exhaustive list due to the volume of potential players.  We believe this list of competitors demonstrates the breadth of services being provided in the market and the size of the overall market.

When evaluating our competitive landscape, important points we consider include:

•                  RFID and mobile wireless hardware solution providers are many, and it is difficult to differentiate with no other element of “solution” integration capabilities.  The larger enterprises understand the value add elements of software integration (either proprietary or 3rd party integration) as well as service capabilities to integrate and manage.

•                  A growing number of private companies are establishing meaningful market presence by leveraging software integration and solution management capabilities.

•                  Cross industry penetration seems to be a constant theme for many of these companies – recognizing the early stage of adoption.  Industry specialization will ultimately be viewed as an important differentiator.

EMPLOYEES

As of October 31, 2006, we had 78 employees, substantially all of whom are located in Hatboro, Pennsylvania.

FACILITIES

We lease office and warehouse space located in Hatboro, Pennsylvania that is comprised of 25,240 square feet.

LEGAL PROCEEDINGS

We currently, and from time to time, are subject to claims and lawsuits arising in the ordinary course of business.  The ultimate resolution of the currently pending proceedings is not expected to have a material adverse effect on our financial condition.

1A.          RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below.  You should carefully consider risks described below and the other information included in this current report on Form 8-K, including our financial statements and related notes.  Our business, financial condition and results of operations could be harmed by any of the following risks.  However, the risks and uncertainties described below are not the only ones we face.  If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected.  As a result, the trading price of our common stock could decline and our stockholders could lose part or all of their investment.

Risks Relating to our Business and Industry

We may need additional financing to fund our operations and finance our growth, but we may be unable to obtain financing on terms acceptable to us.

Although we believe that the net proceeds from our recently conducted private placement, our credit facilities and our anticipated cash flows from operations will be sufficient to meet our operating and capital requirements for at least the next 12 months, we may be required to raise additional capital through either equity or debt financing to fund our operations and to implement our current or future strategies.  Factors that could increase our need to seek additional financing include decreased demand and market acceptance for our products, the inability to successfully develop our next-generation products, competitive pressures resulting in lower pricing, and new product offerings by our competitors.  In addition, when our existing credit facilities expire, we may need to obtain replacement debt financing.  There can be no assurance that additional or replacement debt financing will be available to us on commercially reasonable terms or at all.  If we incur additional debt, our interest expense would increase.  If we raise capital through the sale of equity securities, the percentage ownership of our existing stockholders would be diluted.  In addition, any new equity securities may have rights, preferences or privileges senior to those of our common stock.  If we are unable to obtain additional or replacement financing, our ability to fund our operations and meet our plans for expansion would be adversely affect.

Our sales and profitability may be affected by changes in economic, business or industry conditions.

If the economic climate in the U.S. or abroad deteriorates, customers or potential customers could reduce or delay their technology investments.  Reduced or delayed technology investments could decrease our sales and profitability.  In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and professional services.  This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in downward price pressures, causing our sales and profitability to decline.  In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve.  There are many other factors which could affect our business, including:

•                  the introduction and market acceptance of new technologies, products and services;

•                  new competitors and new forms of competition;

•                  the size and timing of customer orders;

•                  the size and timing of capital expenditures by our customers;

•                  adverse changes in the credit quality of our customers and suppliers;

•                  changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•                  changes in the terms of our contracts with our customers or suppliers;

•                  the availability of products from our suppliers; and

•                  variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Increasing our profitability is necessary to achieve our strategic objectives.

The industries in which our Healthcare and Commercial businesses compete are highly competitive.  To meet our growth objectives, we believe that we need to add and increasingly emphasize higher-value, proprietary solutions, including software applications and professional services.

There can be no assurance that we will effectively deploy our initiatives or be successful in obtaining customer acceptance of our current and anticipated higher margin products or developing new products and solutions with higher margins, and if we fail to do so, we would not meet our strategic objectives.  Also, if the RFID market or other markets in which we are investing do not grow, we may be unable to achieve the projected margins for such products and solutions.

In addition, the implementation of our strategic initiatives to improve profitability may have the unintended effect of straining our operations, increasing operating expenses, and adversely affecting our profitability.  The difficulties associated with implementing these initiatives may place a significant burden on our management and our operational and financial resources.  If we fail to successfully implement these initiatives or encounter unexpected difficulties during the implementation, our business could be harmed.

We are dependent on our key industry relationships.

We maintain important relationships with hardware and software technology leaders, including AeroScout, Dell, Fujitsu, Futura Services, Intermec, JACO, Medical Information Technology, Oracle, Power Up, Seimens and Symbol Technologies.  These strategic relationships are more than a traditional supplier relationship and represent an important lead referral service and sales channel for us.  If our partners do not perform adequately, we could experience delays in the development of our products, which could adversely impact our business.

There can be no assurance that we will continue to be successful in maintaining our relationships with our partners or that we could find adequate replacements.  The loss of any of our partners could result in the temporary or permanent cessation of a group of products or solutions and result in the loss of a portion of our existing or anticipated customer base.

We depend on third-party component suppliers and contract manufacturers to manufacture our products.  If these third parties experience any delay, disruption or quality control problems in their operations, we could lose market share and revenues, and our reputation may be harmed.

A substantial portion of our products are manufactured, assembled, tested and packaged by contract manufacturers.  We rely on several component suppliers and contract manufacturers to procure components and, in some cases, subcontract engineering work.  Some of our products are manufactured by a single contract manufacturer.  We do not have any long-term contracts with any of these third party component suppliers and contract manufacturers.  Product pricing is generally negotiated on an order-by-order basis.  If our component suppliers and contract manufacturers encounter financial or other business difficulties, if their strategic objectives change, or if they perceive us to no longer be an attractive customer, they may cease to manufacture our products and our business could be harmed.

The loss of the services of any of our primary contract manufacturers or a material change in terms could cause a significant disruption in operations and delays in product shipments and adversely impact cash flow.  Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming.

Our reliance on third party component suppliers and contract manufacturers also exposes us to the following risks over which we have limited control:

•                  inability to procure key required components for our finished products to meet our customer’s demand;

•                  unexpected increases in manufacturing and repair costs;

•                  unexpected reductions in payment terms;

•                  interruptions in shipments if one of our manufacturers is unable to complete production;

•                  inability to control the quality of finished products;

•                  inability to control delivery schedules;

•                  inability to obtain favorable pricing;

•                  unpredictability of manufacturing yields; and

•                  potential lack of adequate capacity to manufacture all or a part of the products we require.

If we are unable to provide our third-party component suppliers and contract manufacturers with an accurate forecast of our component and material requirements, we may experience delays in the manufacturing of our products and the costs of our products may increase.

We provide our third-party component suppliers and contract manufacturers with forecasts of our demand that they use to determine their material and component requirements.  Lead times for ordering materials and components vary significantly and depend on various factors, such as the specific supplier, contract terms and demand and supply for a component at a given time.  Some of our components have long lead times.  If our forecasts are less than our actual requirements, our contract manufacturers may be unable to manufacture enough products in a timely manner.  If our forecasts are too high, our component suppliers and contract manufacturers may be unable to use the components they have purchased.

Therefore, our cost of producing products may be higher than that of our competitors, due to an over-supply of higher-priced components.  Moreover, if they are unable to use certain components, we may need to reimburse them for any losses they incur.

In many circumstances, we rely upon third parties for technology that is critical to our products, and if we are unable to continue to license this technology and future technology our ability to offer competitive products could be harmed and our costs of production could increase.

In many circumstances, we obtain non-exclusive software license rights to technologies from third parties that are incorporated into and necessary for the operation and functionality of our products.  Because this intellectual property we license is available from third parties, barriers to entry for our competitors may be lower than if we owned exclusive rights to the technology we license and use.  On the other hand, if a competitor enters into an exclusive arrangement with any of our third-party technology providers, our ability to develop and sell products containing that technology could be severely limited.  Our licenses often require royalty payments or other consideration to third parties.  Our success will depend in part on our continued ability to have access to these technologies on commercially reasonable terms.  If we are unable to license the necessary technology, we may be forced to acquire or develop alternative technology of lower quality or performance standards.  This could limit and delay our ability to offer competitive products and increase our costs of production.  As a result, our profitability, and market share could be harmed.

Our industry is highly competitive, and competitive pressures from existing and new companies may have a materially adverse effect on our business, revenues, growth rates and market share.

Our industry is highly competitive and is influenced by the following:

•                          advances in technology;

•                          introduction of new products and services;

•                          evolving industry standards;

•                          product improvements;

•                          rapidly changing customer needs;

•                          intellectual property invention and protection;

•                          marketing and distribution capabilities;

•                          competition from highly capitalized companies;

•                          entrance of new competitors;

•                          customer budget pressure on information technology spending; and

•                          price competition.

If we do not keep pace with product and technology advances, there could be a material adverse effect on our competitive position, revenues and prospects for growth.  There is also likely to be continued pricing pressure as competitors attempt to maintain or increase market share.

The products manufactured and marketed by us and our competitors in our industry are becoming more complex.  As the technological and functional capabilities of future products increase, these products may begin to compete with products being offered by companies that have substantially greater financial, technical, marketing and manufacturing resources than we do.  We may not be able to compete successfully against these new competitors, and competitive pressures may result in a material adverse effect on our business or profitability.

If we fail to continue to introduce new products that achieve broad market acceptance on a timely basis, we will not be able to compete effectively and we will be unable to increase or maintain sales and profitability.

Our future success depends on our ability to develop and introduce new products and product enhancements that achieve broad market acceptance.  If we are unable to develop and introduce new products that respond to emerging technological trends and customers’ mission critical needs, our profitability and market share may suffer.  The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business could be harmed.  We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept.  We may encounter delays in deploying new or improved products.

We are active in the identification and development of new products and technologies and in enhancing our current products.  However, in the enterprise mobility solutions industry, such activities are complex and filled with uncertainty.  If we expend a significant amount of resources and our efforts do not lead to the successful introduction of new or improved products, there could be a material adverse effect on our business, profitability, financial condition and market share.

We may also encounter delays in the manufacturing and production of new products.  Additionally, new products may not be commercially successful.  Demand for existing products may decrease upon the announcement of new or improved products.  Further, since products under development are often announced before introduction, these announcements may cause customers to delay purchases of any products, even if newly introduced, until the new or improved versions of those products are available.  If customer orders decrease or are delayed during the product transition, we may experience a decline in revenue and have excess inventory on hand which could decrease gross profit margins.  Our profitability might decrease if customers, who may otherwise choose to purchase existing products, instead choose to purchase lower priced models of new products.  Delays or deficiencies in the development, manufacturing, and delivery of, or demand for, new or improved products could have a negative effect on our business or profitability.

We may be unsuccessful in expanding our professional services and, as a result, fail to achieve our objectives.

We are in the process of restructuring our professional services in order to focus on customer service.  We hope to accomplish that by increasing our in-house talent pool and introducing new models for support and professional services.  We look to leverage new employees that are skilled in our business to reduce our dependencies on outside assistance.  Our initiatives will include reducing dependence on outside suppliers, determining specific methodologies and processes for meeting customer needs, conducting in-house training sessions, and leveraging business partnerships to increase professional services opportunities.  There is no assurance that the restructuring will improve the sales and profitability of our professional services.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.  If we fail to maintain and upgrade our information technology systems to meet the demands of our customers and protect our information technology systems against risks that we cannot control, our business may be adversely affected.

We compete for customers based in part on the flexibility and sophistication of our information technology systems.  The failure of the hardware or software that supports these systems, the loss of data contained in the systems or the inability to access or interact with our website or connect with our customers electronically, could significantly disrupt our operations, prevent customers from placing orders with us or cause us to lose customers.  If our information technology systems are unable to handle additional volume as our business and scope of professional services grow, our service levels and operating efficiency will likely decline.  In addition, we expect that our customers will continue to demand increasingly sophisticated information technology systems from us.  If we fail to hire or retain qualified persons to implement, maintain and protect our information technology systems, or if we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity and meet the increased demands of our customers, our business may be adversely affected.

Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which are vulnerable to a variety of threats including computer viruses and natural disasters.  There can be no guarantee that the steps we have taken to protect against those threats will be effective.  Furthermore, although we have redundant systems at a separate location to back up our primary application systems, there can be no assurance that these redundant systems will operate properly if and when required.  Any disruption to or infiltration of our information technology systems could significantly harm our business and profitability.

If we are unable to protect our intellectual property rights or if third parties assert we are in violation of their intellectual property rights, there could be a material adverse effect on our profitability and our ability to attract new customers and retain current customers.

We have a patent portfolio of issued and pending patent applications both domestically and abroad, principally relating to the design of mobile point-of-activity and mobile point-of-care workstations, and a proprietary power solution for these workstations and wearable computers.  We have also developed other proprietary solutions, including form-factor PC technologies designed specifically for low power consumption, handheld point-of-sale devices and several customized software applications.  We protect our proprietary information and technology through licensing agreements, third-party nondisclosure agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the U.S. and similar laws in other countries.  There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products.

There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights.  In each case, our ability to compete and to receive licensing revenues could be significantly impaired.  To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties.  Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in such action.  In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights and trade secrets, or applications for any of the foregoing.  Furthermore, the laws of certain countries in which our products are or may be licensed do not protect our proprietary rights to the same extent as the laws of the U.S.

Third parties may assert claims of infringement of intellectual property rights against us or against our partners for which we may be liable under certain indemnification arrangements.  Due to the rapid pace of technological change in our industry, much of our business and many of our products rely on proprietary technologies of third parties, and we may not be able to obtain, or continue to obtain, licenses from such third parties on reasonable terms.  The failure to obtain a license on commercially reasonable terms or the entry of an injunction that impairs our ability to market certain products or services could have a material adverse affect on our business, profitability or financial condition.  Any litigation regarding patent and other intellectual property rights could have a material adverse effect on our business and our ability to compete.

We may also be subject to claims from customers for indemnification.  Any resulting litigation, regardless of our resolution, could result in substantial costs and diversion of resources.  If it were determined that our products infringe upon the intellectual property rights of others, we would need to obtain licenses from these parties or reengineer our products in order to avoid infringement.  We might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer our products successfully.  Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or be enjoined from licensing or using the infringing products or technology.  Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

Our products are complex and may contain undetected and unexpected defects, errors or failures.

If these product defects are substantial, the result could be product recalls, repairs, warranties or an increased amount of product returns, loss of market acceptance and damage to our reputation, all of which could increase our costs, cause us to lose sales and have a material adverse effect on our profitability.  These problems might also result in claims against us by our customers or others.  In addition, the occurrence of any defects or errors in these products, could result in: failure to achieve market acceptance and loss of market share, cancellation of orders, difficulty in collecting accounts receivable, increased service and warranty costs in excess of our estimates, diversion of resources, and increased insurance costs and other losses to our business or to end-users.

These incompatibilities, defects or bugs may not be detected until our customers begin to install the products or thereafter.  We may need to modify the design of our new or improved products if they have incompatibilities, defects or bugs, which could result in significant expenditures as we seek to remedy the problems, delays in the purchase of the products or canceled orders.

Armed hostilities, terrorism, natural disasters, or public health issues could harm our business.

Armed hostilities, terrorism, natural disasters, or public health issues, whether in the U.S. or abroad, could cause damage or disruption to us, our suppliers or customers, or could create political or economic instability, any of which could harm our business.  Any such attacks could, among other things, cause further instability in financial markets and could directly, or indirectly through reduced demand, negatively affect our facilities and operations or those of our customers or suppliers.

We depend on retaining our existing senior management team and recruiting additional senior managers in order to be successful, and the loss or failure to recruit key executives could materially and adversely affect our business.

Our current and future performance depends, in significant part, upon recruiting and retaining exceptional senior managers, whose knowledge, leadership and technical expertise would be difficult to replace.  Our success also depends in part upon the ability of our executives to work effectively together and with the rest of our employees to continue to develop our technology and manage the operation and growth of our business.  The unplanned loss of the services of one or more of our executives could have an adverse effect on our business and profitability.  We also must continue to develop and retain a strong core group of senior executives if we are to realize our goal of growing our business and sustaining profitability.  We cannot assure you that we will be successful in our efforts.

Our business is subject to the budget cycles of our customers.

Our business is subject to the budget cycles of our customers in various vertical markets such as healthcare, transportation and retail. This may cause significant quarterly fluctuations in our financial results.  Generally, sales and profitability are sequentially down in the first quarter from the fourth quarter, sequentially higher in the second quarter, sequentially flat or slightly higher or lower in the third quarter, and strongest in the fourth quarter.

Our products are subject to certain government regulations and noncompliance with those regulations could have a material adverse effect on our profitability and financial condition.

Our products are subject to regulations by federal, state and local agencies in the U.S. and agencies in certain foreign countries where our products are manufactured or sold.  There can be no assurance of continued compliance if these regulations were to change.  Regulatory changes may require us to make modifications to certain of our products in order for us to continue to be able to manufacture and market our products.  Noncompliance with respect to these regulations, or delays resulting from modifications in order to come into compliance, could have a material adverse effect on our profitability and financial condition.

Our growth objectives depend on our ability to successfully manage potential international expansion.

We intend to expand our geographic presence to global markets, including Europe, Asia, and other emerging centers of healthcare and commercial activity.  This expansion will require significant management attention and financial resources.  We currently have limited experience in marketing and distributing our products internationally and in developing versions of products that comply with local standards.  We may also not be able to maintain or increase international market demand for our products.  International operations are subject to other inherent risks, including foreign government regulation of technology or unexpected changes in regulatory and customs requirements, difficulty and delays in accounts receivable collection, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights, foreign currency exchange rate fluctuations, and taxation consequences.

The former stockholders of InfoLogix and our current management beneficially own a substantial number of shares of our common stock, which give them significant control over certain major decisions.

The former stockholders of InfoLogix and our current management beneficially own, in the aggregate, approximately 53.0% of our outstanding common stock.  This figure does not reflect the increased percentages that management would own after exercise of warrants that were ussued effective upon the closing of the Merger or may own in the event of any exercises of options that may be granted under our employee incentive plans or that our stockholders or management otherwise acquire.  The interests of our existing stockholders and management may differ from the interests of other stockholders.  As a result, our current stockholders and management will have significant control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•                  elect or defeat the election of our directors;

•                  amend or prevent amendment of our certificate of incorporation or bylaws;

•                  effect or prevent a merger, sale of assets or other corporate transaction; and

•                  control the outcome of any other matter submitted to the stockholders for vote.

The stock ownership of our current stockholders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over the market price of our stock.

We recently became subject to the reporting requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which can be expensive.

We recently became a public reporting company and, accordingly, we are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act.  The costs of preparing and filing annual and quarterly reports, proxy statements and other information required by the SEC (including legal and accounting fees) and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we were a privately-held company.  In addition, we will incur substantial expenses in connection with the preparation of the resale registration statement for our investors in the private placement.

It can be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Risks Relating to our Common Stock

Applicable SEC rules governing the trading of “penny stocks” limits the liquidity of our common stock which may affect its trading price.

Our common stock is quoted on the Over-the-Counter Bulletin Board, and will likely trade below $5.00 per share; therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations that impose limitations upon the manner in which such shares may be publicly traded.  These regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction before a sale.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.  Therefore, our stockholders may find it difficult to obtain accurate quotations of our common stock and/or to sell their shares.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are both within and beyond our control, including:

•         announcements of new products or services by our competitors;

•         quarterly variations in our revenues and operating expenses;

•         announcements of technological innovations or new products or professional services by us; and

•         sales of common stock by our founders or other selling stockholders.

There may be a limited public market for our securities and we may fail to qualify for the NASDAQ Stock Market LLC or other listing.

Although we intend to apply for listing of our common stock on The NASDAQ Stock Market LLC, there can be no assurance if and when initial listing criteria will be met or that such application will be granted or that the trading of our common stock will be sustained.  If our common stock fails to qualify for initial or continued inclusion in The NASDAQ Stock Market LLC system or for initial or continued listing on a registered stock exchange, trading, if any, in our common stock, would then continue to be conducted on the Over-the-Counter Bulletin Board or in what are commonly referred to as “pink sheets.”  As a result, our stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and our common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.  An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained.  Therefore, our stockholders may not be able to find purchasers for their shares of our common stock.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.  Any payment of future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  Accordingly, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud.  If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed.  We are also beginning to evaluate how to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which require, among other things, our management to assess annually the effectiveness of our internal controls over financial reporting and our registered public accounting firm to issue a report on that assessment beginning with our Form 10-K for the year ended November 30, 2007.  During the course of this documentation and testing, we may identify deficiencies that we may be unable to remediate before the requisite deadline for those reports.  If our management or our registered public accounting firm were to conclude in their reports that our internal control over financial reporting was inadequate, our stockholders could lose confidence in our reported financial information and the trading price of our stock could drop significantly.

Provisions in our organizational documents and under Delaware law may delay or prevent attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Certain provisions of our bylaws are intended to strengthen the position of our board of directors in the event of a hostile takeover attempt.  These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

CAUTIONARY LANGUAGE REGARDING FORWARD-
LOOKING STATEMENTS AND INDUSTRY DATA

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control.  Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this report.  Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•                  adverse economic conditions;

•                  inability to raise sufficient additional capital to operate our business;

•                  unexpected costs, lower than expected sales and revenues, and operating defects;

•                  adverse results of any legal proceedings;

•                  inability to attract or retain qualified senior management personnel, including sales and marketing, and scientific personnel; and

•                  other specific risks that may be referred to in this report, including those under “Risk Factors.”

All statements, other than statements of historical facts, included in this report regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects, current expectations, forecasts, and plans and objectives of management are forward-looking statements.  When used in this report, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements speak only as of the date of this report.  We do not undertake any obligation to update any forward-looking statements or other information contained herein, except as required by federal securities laws.  You should not place undue reliance on these forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved.  We have disclosed important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this report.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate.  It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.  We have not reviewed or included data from all sources, and we cannot assure you of the accuracy or completeness of the data included in this report.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.  See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

2.       SELECTED FINANCIAL DATA

(In thousands, except per share data)

The selected financial and operating data set forth below should be read in conjunction with our Financial Statements included as Exhibits 99.1 and 99.2 to this report and incorporated by reference herein, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein. The selected financial data for fiscal years 2001, 2002, 2003, 2004 and 2005 have been derived from the financial statements of InfoLogix which have been audited by independent auditors. The selected financial data for the nine months ended September 30, 2005 and the nine months ended September 30, 2006 have been derived from the unaudited financial statements of InfoLogix which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The Pro forma data is derived from New Age-DE’s unaudited financial statements for the nine month period ended August 31, 2006, and InfoLogix’s unaudited financial statements for the nine month period ended September 30, 2006.

						Nine Month Period	Nine Month Period	Pro forma ended September 30, 2006
						(unaudited)
	Fiscal Year					ended	ended
			(audited)			September	September 30,
	2001	2002	2003	2004	2005	30, 2005	2006
								(unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues	$4,528	$25,061	$28,391	$46,115	$55,472	$39,350	$44,346	$44,346
Cost of revenues	3,622	20,072	22,263	34,793	42,605	29,901	33,145	33,145
Gross profit	906	4,989	6,128	11,322	12,867	9,449	11,201	11,201
Operating income (loss)	68	542	(457)	1,146	1,206	892	1,149	1,116
Income (loss) before income taxes	57	439	(672)	864	681	446	660	627

PRO FORMA DATA:
Provision for income taxes	22	171	(262)	337	265	174	257	245
Net income (loss)	35	268	(410)	527	415	272	403	383
Net income (loss) per common share	0.00	0.01	(0.02)	0.02	0.02	0.01	0.02	0.02
Common shares outstanding	23,596	23,596	23,596	23,596	23,596	23,596	23,596	23,596

OTHER DATA:
Distributions to Stockholders	$—	$120	$363	$20	$170	—	—	—

	As of December 31,					As of September 30,		As of September 30,
	(audited)					(unaudited)		2006 –
	2001	2002	2003	2004	2005	2005	2006	Pro forma
								(unaudited)
BALANCE SHEET DATA:
Total assets	$3,091	$9,114	$8,985	$12,171	$15,167	$ N/A	$16,144	$33,144
Long-term debt	450	743	730	921	533	N/A	1,535	1,535
Total Stockholders’ equity	107	426	(609)	235	745	N/A	665	17,665

2A.          MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes of InfoLogix filed as Exhibits 99.1 and 99.2 to this report.  Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy, constitutes forward-looking statements that involve risks and uncertainties.  Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

We design, develop, manufacture, provide and service products and services used in enterprise mobility solutions in North America.  Our products, software and solutions capture, move and manage information in real time to assist our customers in making more accurate and efficient decisions. Our professional services include wireless network design, system integration and network management solutions. Our products include hardware and software designed for mobile computing platforms, software management tools, wireless and radio frequency identification (“RFID”) infrastructure and tags.  These systems and solutions are typically delivered to customers through handheld applications such as PDA’s, cell phones, and handset computing devices, as well as mobile cart solutions.  These solutions help end-user organizations by providing them with up-to-the-minute information access in a variety of forms that can be applied to service and sell customers in a timelier manner.

OPT Acquisition LLC is a wholly owned subsidiary of InfoLogix Systems Corporation.  Optasia provides proprietary learning technologies for business-to-business applications.

Embedded Technologies, LLC is a wholly owned subsidiary of InfoLogix Systems Corporation.  Embedded was acquired on February 11, 2004.  Embedded Technologies provides mobile computing solutions through the use of wearable computers.

Characteristics of our revenue and expenses

We generate our revenue through the resale of wireless and mobile hardware and systems, including computers, peripherals, and related products under which the revenue is recognized. Sales revenue on product is recognized when both the title and risk of loss transfer to the customer, generally upon shipment.  We also generate revenue from the sale of extended warranties on certain components.  Revenue from the sale of component warranties is recognized upon execution of the warranty agreement.  There is no associated warranty risk as we have contracted with a third party to fully assume all risks and obligations.  We also generated revenue from professional services, primarily on a project basis, under which revenue from the sale of our proprietary learning technologies is recognized upon acceptance of our deliverables by clients.

Payments received in advance of services performed are recorded as deferred revenue.  Certain contract payment terms may result in customer billing occurring at a pace slower than revenue recognition. The resulting revenue recognized in excess of amounts billed and project cost is included in prepaid expenses and other assets on our balance sheet.

Cost of revenue primarily consists of all expenses that are directly attributable to our business units and include the costs associated with the purchase, for resale, of wireless and mobile hardware and systems, including computers, peripherals, and related products. Fluctuations in our gross margin may occur due to changes in our ability to obtain discounts on product sales or our ability to negotiate higher margins on sales contracts with large customers.

Sales and marketing expenses primarily consist of the salaries, benefits, travel and other costs of our sales and marketing teams, as well as marketing initiatives and business development expenses.  General and administrative expenses primarily consist of the costs attributable to the support of our operations, such as: costs related to information systems, salaries, expenses and office space costs for executive management, inside sales, warehousing, technical support, financial accounting, purchasing, administrative and human resources personnel, insurance, recruiting fees, legal, accounting and other professional services.

Critical Accounting Estimates and Policies

Our consolidated financial statements are prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Critical accounting policies are those that require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. In preparing the financial statements, management has utilized available information, including our past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses.  We believe that of our significant accounting policies, the following may involve a higher degree of judgment and estimation.

Principles of consolidation: The consolidated financial statements include our accounts and accounts of our subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Concentrations of credit risk: We maintain our cash primarily in bank deposit accounts.  The Federal Deposit Insurance Corporation insures these balances up to $100,000 per bank. We have not experienced any losses on bank deposits and we believe these deposits do not expose us to any significant credit risk.

Inventory: Inventory is stated at the lower of cost or market.  Cost is determined using the first in, first out method. We periodically review inventories and make provisions as necessary for estimated obsolescence and slow-moving goods.  The amount of such markdown is equal to the difference between cost of inventory and the estimated market value based upon assumptions about future demands, selling prices and market conditions.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the related assets using the straight line method.  Useful lives of property and equipment are as follows:

Demonstration and evaluation equipment	3 years
Equipment	3 to 5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	5 to 7 years

Intangible assets: The costs of successful registrations for patents are amortized over the estimated useful lives of the assets, which is generally three years, using the straight-line method.  The costs of unsuccessful registrations are charged to expense.  Acquired technology is recorded at its fair value at the date of acquisition and amortized over the estimated useful lives of the assets, which is generally five years, using the straight-line method.  Developed technology is also amortized using the straight-line method, generally over five years.  License fees are amortized over the license period using the straight-line method.

Software capitalization: We capitalize certain costs related to the acquisition and development of software and amortize these costs using the straight-line method over the estimated useful life of the software which is three to five years.  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Compute Software to be Sold, Leased or Otherwise Marketed, we expense as incurred those costs which are incurred prior to achieving technological feasibility.

Long-lived assets: We assess long-lived assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Revenue recognition: Revenue consists of sales of wireless products, warranties and maintenance contracts, and proprietary learning technologies. Sales revenue on product is recognized when both the title and risk of loss transfer to the customer, generally upon shipment.  Revenue from the sale of component warranties is recognized upon execution of the warranty agreement.  Revenue from the sale of maintenance contracts relates to the sale of hardware and devices, and is recognized upon execution of the maintenance agreement. There is no associated warranty risk as we have contracted with a third party to fully assume all risks and obligations.  Revenue from the sale of our proprietary learning technologies is recognized upon delivery and acceptance by the customer.

Accounts receivable: Accounts receivable are primarily comprised of amounts due from healthcare and commercial markets customers. We provide for an estimate of doubtful accounts, based on historical experience and current economic and market conditions.

Advertising costs: Advertising costs are expensed when incurred and approximated $117,000, $133,000 and $45,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

In accordance with Emerging Issues Task Force (“EITF”) 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, certain cooperative advertising reimbursements are netted against specific, identifiable costs incurred in connection with the selling of the vendor’s product.  Cooperative advertising reimbursement of approximately $125,000, $34,000, and $62,000 for 2005, 2004 and 2003, respectively, were recorded as a reduction of advertising expense with the net amount included in selling, general and administrative expense in the consolidated statement of operations.

Income taxes:  Until November 29, 2006, we had made an election to be taxed under the provisions of Subchapter S of the Internal Revenue Code whereby the individual Stockholders will report their share of our net income on their personal tax returns.  Each of our subsidiaries is a single member limited liability companies and are disregarded entities for tax reporting purposes. Accordingly, the accompanying financial statements contain no provisions for federal and state income taxes.  At December 31, 2005, our Federal accumulated adjustments account approximated $900,000.

Variable interest entities: In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities.  FIN 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB published FIN 46 (revised December 31, 2003), Consolidation of Variable Interest Entities (“FIN 46R”).  FIN 46R, among other things, deferred the effective date of implementation for certain entities.  We adopted FIN 46R in 2004.  Adoption of FIN 46R had no impact on our financial statements.

Results of Operations

Nine Months Ended September 30, 2006 Compared with the Nine Months Ended September 30, 2005

Revenues for the nine months ended September 30, 2006 were $44.3 million, compared to $39.4 million for the nine months ended September 30, 2005, an increase of $5.0 million or 12.7%.  The increase in revenue was driven by continued expansion of existing customer relationships as well as new customers, particularly in our healthcare business. The increase can also be attributed to the increased number of sales representatives in the healthcare business experiencing sales to new and existing customers.

Our cost of sales was $33.1 million for the nine months ended September 30, 2006 compared to $29.9 million for the nine months ended September 30, 2005, an increase of $3.2 million or 10.9%.  The reason for the increase in our cost of sales corresponded to our increase in revenues.

Our gross profit was $11.2 million for the nine months ended September 30, 2006, compared to $9.4 million for the nine months ended September 30, 2005, an increase of $1.8 million or 18.5%. Our gross margin of 25.3% in the nine months ended September 30, 2006 was more than the 24.0% gross margin in the nine months ended September 30, 2005, or 1.2% higher as the result of higher margin products and services being sold in the period.

Our selling and delivery expenses were $6.7 million for the nine months ended September 30, 2006, compared with $5.2 million for the nine months ended September 30, 2005, an increase of $1.5 million or 29.6%.  This increase was primarily due to an increased number of sales representatives and increased commission expense as the result of higher sales in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.

Our general and administrative expenses were $2.5 million for the nine months ended September 30, 2006, compared with $2.6 million for the nine months ended September 30, 2005, a decrease of $0.2 million or 6.7%.

Interest expense, which is derived from our credit line and term loan and stockholders’ loans, were $0.5 million for the nine months ended September 30, 2006 and $0.4 million for the nine months ended September 30, 2005.

Our depreciation and amortization expense was $0.9 million for the nine months ended September 30, 2006 and was $0.7 million for the nine months ended September 30, 2005, an increase of 18.6% for the comparable periods as a result of increases in our capital expenditures, primarily due to purchases of demonstration equipment necessary to support our sales efforts.

Our net income was $0.7 million for the nine months ended September 30, 2006, compared with $0.4 million for the nine months ended September 30, 2005, an increase of $0.2 million or 48%.  Net income rose primarily due to higher gross profits in the comparable periods.

Year ended December 31, 2005 Compared with the Year Ended December 31, 2004

Revenues were $55.5 million for the year ended December 31, 2005, compared to $46.1 million for the year ended December 31, 2004, an increase of $9.4 million or 20.3%. The increase in revenue was partially due to one large wireless system implementation in our commercial business and the continued expansion of existing customer relationships as well as new customers, particularly in our healthcare business.

Our cost of sales was $42.6 million for the year ended December 31, 2005, compared to $34.8 for the year ended December 31, 2004, an increase of $7.8 million or 22.5%.  Cost of sales increased as our revenues increased, resulting in costs of sales 1.4% higher as a percentage of revenue compared to the same period in 2004 due to sales of less profitable hardware.

Our gross profit was $12.9 for the year ended December 31, 2005, compared to $11.3 million for the year ended December 31, 2004, an increase of $1.5 million or 13.6%.

Our selling and delivery expenses were $6.9 million for the year ended December 31, 2005, compared with $6.1 million for the year ended December 31, 2004, an increase of $0.8 million or 13.1%. These expenses increased in 2005 primarily due to increased sales commissions related to higher sales volumes in the period.

Our general and administrative expenses were $4.8 million for the year ended December 31, 2005, compared with $4.1 million for the year ended December 31, 2004, an increase of $0.7 million or 17.1%.  These expenses increased in 2005 as a result of increased rent due to our new office facility, legal services and increases in our insurance costs.

Our interest expense, which is derived from our credit line and term loan and stockholders’ loans, was $0.5 million for the year ended December 31,2005, compared to $0.3 million for the year ended December 31, 2004, an increase of $0.2 million or 85.9%.  Interest expense increased as a result of expanding our asset-based line of credit facility with Silicon Valley Bank.

Our depreciation and amortization expense increased from $1.0 million for the year ended December 31, 2004 compared to $0.7 million for the year ended December 31, 2005, an increase of $0.3 million or 49%.

Our net income was $0.7 million for the year ended December 31, 2005, compared with $0.9 million for the year ended December 31, 2004, a decrease of $0.2 million or 21.2%.  The decrease in our net income resulted primarily from lower gross profits in the comparable periods.

In the years ended December 31, 2005 and 2004, we elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code whereby our individual stockholders reported their share of the corporate income on their personal federal and state income tax returns.  For the year ended December

31, 2005, we distributed $0.2 million to our stockholders for the payment of taxes and for the year ended December 31, 2004, we distributed $20,000 to our stockholders for the payment of taxes.

Liquidity and Capital Resources

At September 30, 2006, we had cash and cash equivalents of approximately $0.09 million.  We have used, and plan to use, such cash for general corporate purposes, including working capital. Net cash used in operating activities for the period was $1.1 million, primarily the result of an increase in prepaid expenses due to merger related transaction expenses, partially offset by net income of $0.7 million in the nine months ended September 30, 2006.  Net cash used in investing activities was $0.9 million, primarily used to acquire demonstration and office equipment.  Net cash provided by financing activities was $1.6 million for the nine months ended September 30, 2006, primarily due to an increase in availability under our line of credit and term debt financing, partially offset by the pay-down of a senior-secured note and the distribution of approximately $0.7 million to stockholders.

As of September 30, 2006, our contractual obligations were as follows:

	Payments due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations	$2,208,000	$833,000	$1,375,000	$0	$0
Capital lease obligations	$277,000	$117,000	$160,000	$0	$0
Operating lease obligations	$1,241,000	$247,000	$575,000	$419,000	$0

We believe that our available funds and the availability under our asset-based line of credit will be sufficient to meet our capital requirements for the foreseeable future; however, we may seek to raise additional funds through the sale of equity or debt securities or obtaining additional credit facilities. The sale of additional equity securities or issuance of equity securities in future acquisitions would result in dilution to our stockholders and the incurrence of debt would result in an increase in our interest expense. However, there can be no assurance that we will be able to sell additional equity or debt securities, or be able to obtain financing on acceptable terms, if at all.

Recent accounting pronouncements:

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43 (“SFAS 151”).  SFAS 151 requires abnormal amounts of idle facility expenses, freight, handling costs and wasted materials (spoilage) to be recognized as current period charges.  SFAS 151 was effective for fiscal years beginning after June 15, 2005.  We do not expect SFAS 151 to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces APB Opinion 20 (“APB 20”), Accounting Changes, and changes the requirement of the accounting for and reporting of a change in accounting principle.  SFAS 154 also carries forward the guidance in APB 20 regarding reporting a correction of an error and a change in accounting estimate.  The provisions of this statement are applicable for accounting changes and error corrections made in fiscal years beginning after December 15, 2005.  We do not expect the provisions of this statement to have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2005, the EITF released EITF Issue No. 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock (“EITF 05-4”).  EITF 05-4 addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause.  The consensus for EITF 05-4 has not been finalized.

EITF 00-19 provides guidance on the accounting for freestanding derivative financial instruments that are indexed to, and potentially settled in, a company’s own stock as either assets or liabilities or as equity instruments.

We believe that EITF 05-4 and EITF 00-19 could have an impact on our financial statements in the future as a result of the successful capital transaction and merger transaction.

In December 2004, the FASB issued SFAS 123(R), Share-Based Payments (“SFAS 123(R)”).  SFAS 123(R) establishes standards for the accounting of transactions in which an entity exchanges equity instruments for goods and services, primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  Entities will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  Fair value will be estimated using option-pricing models.  At September 30, 2006, we have not issued any stock-based compensation instruments.  SFAS 123(R) will become effective for us upon our issuance of such instruments.

Quantitative and Qualitative Disclosures About Market Risk.

The primary objective of our investment activities is to preserve principal. Our funds are currently held in checking accounts and money market funds which do not subject us to risk of a loss of principal due to changes in prevailing interest rates. We intend to maintain our excess cash funds in a portfolio of cash and cash equivalents that may include investments in a variety of investment-grade securities, such as commercial paper, money market funds, government and non-government debt securities and certificates of deposit with maturities of less than thirteen months. Some of these securities may be subject to market risk due to changes in prevailing interest rates, which may cause fluctuations in market value.

The fair value of our cash and short-term investment portfolio at September 30, 2006, approximated its carrying value due to the short-term maturities of these investments. The potential decrease in fair value resulting from a hypothetical 10% increase in interest rates at year-end for our investment portfolio is not material.

The face value of our long-term debt at September 30, 2006, including current maturities, was approximately $2.2 million compared to a carrying value of $.8 million reflecting discounts of approximately $1.4 million. Our long-term debt is set at the prime rate plus 2.0% (10.25% at September 30, 2006).

3.             DESCRIPTION OF PROPERTY

We lease office and warehouse space located in Hatboro, Pennsylvania that is comprised of 25,240 square feet.  The lease agreement provides for monthly rental payments of $13,900 and increases approximately 2% per year on October 12th of each year, except in May 2006 it increased by approximately 22%.  The lease expires in October 2011.

4.             PRINCIPAL STOCKHOLDERS

Set forth below is a table describing the beneficial ownership of our capital stock by each director, executive officer and each person known to us to own more than 5% of our outstanding common stock, as of November 29, 2006.

Name	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Warren V. Musser (2) (3)	2,710,415	11.2%
IL Venture Capital LLC (4)	2,583,332	10.9%
David T. Gulian (2) (5)	2,279,150	9.7%
Richard D. Hodge (2) (6)	2,229,175	9.4%
Craig A. Wilensky (2) (6)	2,229,175	9.4%
Cosmo T. DeNicola (2)	1,187,500	5.0%
Wayne D. Hoch (2) (7)	102,083	*
Thomas C. Lynch (2) (7)	52,083	*
Richard A. Vermeil (2) (7)	52,083	*
Thomas O. Miller (2) (7)	27,083	*
John A. Roberts (2) (8)	—	*
Jake Steinfeld (2) (7)	27,083	*
All directors and executive officers as a group (9) (consists of 10 persons)	9,708,330	39.9%

*  Less than 1% of outstanding shares of our common stock

(1)           The calculation in this column is based upon 23,595,663 shares of common stock outstanding on November 29, 2006.  The shares of common stock underlying certain options and warrants that are exercisable within 60 days of the date of computation are deemed outstanding under Rule 13d-3 for purposes of the numbers appearing in this column and for computing the percentage of the person holding such options and warrants but are not deemed outstanding for the purpose of computing the percentage of any other person.

(2)           The address of this person is c/o InfoLogix, Inc., 101 East County Line Road, Suite 210, Hatboro, PA 19040.

(3)           Includes a warrant to purchase 600,000 shares of common stock at $2.00 per share. Does not include options to purchase 22,917 shares of common stock at $2.00 per share, which was granted on November 29, 2006. The options vest in equal monthly installments over the 24 month period until fully vested.

(4)           Includes 500,000 shares owned by the managing member of IL Venture Capital LLC.  The address of IL Venture Capital LLC is Cira Centre, 2929 Arch Street, 16th Floor, Philadelphia, PA 19104.

(5)           Does not include a warrant to purchase 750,000 shares of common stock at $2.00 per share, which was issued on November 29, 2006.  The warrant vests 25% on the first anniversary of issuance and monthly for 36 months thereafter. Also, does not include options to purchase 300,000 shares of common stock at $2.00 per share, which were granted on November 29, 2006. The options vest 25% on the first anniversary of issuance and 25% on each anniversary thereafter until fully vested.

(6)           Does not include a warrant to purchase 375,000 shares of common stock at $2.00 per share, which was issued on November 29, 2006.  The warrant vests 25% on the first anniversary of issuance and monthly for 36 months thereafter. Also, does not include options to purchase 300,000 shares of common stock at $2.00 per share, which were granted on November 29, 2006. The options vest 25% on the first anniversary of issuance and 25% on each anniversary thereafter until fully vested.

(7)           Does not include options to purchase 22,917 shares of common stock at $2.00 per share, which were granted on November 29, 2006. The option vests in equal monthly installments over a 24 month period beginning on the date of grant until fully vested.

(8)           Does not include options to purchase 300,000 shares of common stock at $2.00 per share, which were granted on November 29, 2006. The options vest 25% on the first anniversary of issuance and 25% on each anniversary thereafter until fully vested.

(9)           See footnotes 1, 3, 5, 6 and 7.

5.             DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Board of Directors and Executive Officers

The following table below shows the names, ages and positions of our directors and executive officers as of November 29, 2006.

Name	Age	Position

David T. Gulian	42	President and Chief Executive Officer; Director

John A. Roberts	48	Chief Financial Officer and Secretary

Craig A. Wilensky	42	Executive Vice President – Commercial Division; Director

Richard D. Hodge	43	Executive Vice President – Healthcare Division; Director

Wayne D. Hoch	51	Director

Thomas C. Lynch	64	Director

Thomas O. Miller	55	Director

Warren V. Musser	79	Chairman of the Board

Jake Steinfeld	48	Director

Richard A. Vermeil	70	Director

David T. Gulian.  Mr. Gulian co-founded InfoLogix in 2001 and currently serves as our President and Chief Executive Officer and as a member of the board of directors.  Mr. Gulian brings over 20 years of industry experience with leading information technology and enterprise mobility firms.

John A. Roberts.  Mr. Roberts joined InfoLogix in September 2006 and currently serves as our Chief Financial Officer and Secretary.  Mr. Roberts is an experienced Chief Financial Officer with publicly traded companies, bringing to our management team a career spanning over 22 years in corporate finance, private equity, and operational management.  From 2003 until 2006, Mr. Roberts served as the Chief Financial Officer for Daou Systems, Inc.  During 2006, Mr. Roberts served as the Chief Financial Officer of Clarient, Inc.  He has an accomplished track record as a senior financial executive focused on healthcare and information technology.

Richard D. Hodge.  Mr. Hodge co-founded InfoLogix in 2001 and currently serves as the Executive Vice President – Healthcare Division and as a member of our board of directors.

Mr. Hodge’s career in the technology industry spans executive, marketing and sales management roles in data communications, networking, hardware and software.

Craig A. Wilensky.  Mr. Wilensky co-founded InfoLogix in 2001 and currently serves as the Executive Vice President – Commercial Division and as a member of our board of directors.  Mr. Wilensky’s career spans executive and sales management roles in communications, hardware and software.

Wayne D. Hoch.  Mr. Hoch joined our board of directors in 2006 and also serves as the chairman of our audit committee. He has over 25 years of domestic and international financial management experience focusing on such areas as U.S. and international accounting standards, financial controls, risk management, internal audit, taxation, financial analysis, and mergers and acquisitions. From 1995 to 2006, Mr. Hoch was Executive Vice President and Chief Financial Officer of GMAC Commercial Holding Corp., now known as Capmark Financial Group, a global commercial real estate financial services firm specializing in lending, mortgage banking, investment and funds management, and servicing. As one of the original members of GMAC Commercial’s executive team, he served as a member of the firm’s Board of Directors, its Executive Committee and as co-chair of its Enterprise Risk Management Committee. From 1986 to 1995, Mr. Hoch held various senior level corporate accounting and financial management positions at an affiliate company, GMAC Residential Mortgage. Prior to joining GMAC Residential Mortgage, he spent seven years (1979-1986) at AmSouth Mortgage Company holding positions in corporate accounting, information technology and internal audit. Mr. Hoch is currently a member of the board of directors of Pearl S. Buck International.

Thomas C. Lynch.  Mr. Lynch joined our board of directors in 2006.  He has served as a Senior Vice President of The Staubach Company, a real estate advisory firm, since 2001.  Mr. Lynch previously served as a Senior Vice President for Safeguard Scientifics, Inc., a public investment firm specializing in expansion financing, management buyout, recapitalization, industry consolidation, and early-stage transactions.  While at Safeguard, he served from 1998 to 2000 as President and Chief Operating Officer at CompuCom Systems, a Safeguard subsidiary company.  After a 31 year career of Naval service after graduating from the U.S. Naval Academy, he retired in the rank of Rear Admiral.  Mr. Lynch’s Naval service included Chief, Navy Legislative Affairs, command of the Eisenhower Battle Group during Operation Desert Shield, Superintendent of the U.S. Naval Academy from 1991 to 1994 and Director of the Navy Staff in the Pentagon from 1994 to 1995.  Mr. Lynch serves as a director on the following boards: Pennsylvania Eastern Technology Council, Epitome Systems, Mikros Communications, Telkonet, USO World Board of Governors and U.S. Naval Academy Foundation.  He also serves as a trustee of the U.S. Naval Academy Foundation.  He also is the former President of the Valley Forge Historical Society and the former Chairman of the Cradle of Liberty Council, Boy Scouts of America.

Thomas O. Miller.  Mr. Miller joined our board of directors in 2006.  He is currently a principal in Stinsights, Inc., an international management consulting company.  Previously, he was President of Intermec Technologies, a supply chain information systems provider, from 2004 to 2005 and a corporate officer in UNOVA Corporation, Intermec’s parent company.  Mr. Miller also served as Intermec’s Executive Vice President, Global Sales and Marketing from 2001 to 2003 and Senior Vice President, Americas and System and Solutions from 1999 to 2001.  From 1982 to 1999, he served in various positions with Norand Corporation including President and Senior Vice President of Sales, Marketing and Operations, helping in the development of Norand’s point-of-sale, wireless and direct story delivery automation businesses and in its 1997 sale to Western Atlas Corporation.  From 1996 to 2001, Mr. Miller was a member of the board of directors of Eagle Point Software, a NASDAQ listed architecture, civil engineering, and landscaping software company.

Warren V. “Pete” Musser.  Mr. Musser joined InfoLogix as the Chairman of our board of directors in 2006.  Mr. Musser is the founder and CEO of The Musser Group LLC, a strategy consulting firm based in Wayne, Pennsylvania which he started in 2001.  Mr. Musser is the founder and former CEO and Chairman of Safeguard Scientifics, Inc., a company that builds value in high-growth, revenue-stage information technology and life sciences businesses.  He was a founding investor of QVC, Novell, Compucom Systems, Cambridge Technology Partners, and Internet Capital Group, among other companies.  Mr. Musser is currently on the board of Nutrisystems, Inc., Internet Capital Group, Inc., Health Benefits Direct Corporation and Health Advocate, and serves as Chairman of Telkonet, Inc. and Epitome Systems, Inc.   Mr. Musser serves on a variety of civic and charitable boards, including as Co-Chairman of the Eastern Technology Council, Chairman of Economics PA and Vice Chairman of the National Center for the American Revolution.

Jake Steinfeld.  Mr. Steinfeld joined our board of directors in 2006.  He is the Chairman of Body by Jake Global LLC.   He was the founder of FiT TV, the first 24-hour fitness television network, which was sold to News Corporation in 1998 and has founded Exercise TV, the first on-demand fitness television network in partnership with Comcast, Time Warner, and New Balance.  Mr. Steinfeld is the Chairman of the California Governor’s Council on Physical Fitness and Sports.  He is also the founder of Major League Lacrosse (MLL), the first professional outdoor lacrosse league, and the “Don’t Quit! Foundation.”

Richard A. Vermeil.  Mr. Vermeil joined our board of directors in 2006.  He is the former head coach of the Kansas City Chiefs (2001-2005), St. Louis Rams (1997-1999) and Philadelphia Eagles (1976-1982) of the National Football League (NFL).  Mr. Vermeil coached the St. Louis Rams to a victory in Super Bowl XXXIV, is one of just four coaches in NFL history to lead two different teams to the Super Bowl and has twice been named NFL Coach of the Year.  He also served as an assistant coach of the Los Angeles Rams from 1969 to 1974 and as the head coach of UCLA from 1974 to 1975.  His 1975 UCLA team won the 1976 Rose Bowl.  Mr. Vermeil is the only head coach to have won both the Rose Bowl and the Super Bowl.  Mr. Vermeil has served as a sports broadcaster for CBS and ABC from 1982 to 1997 and for ESPN and the NFL Network in 2006.  He also is a motivational speaker.

Director Compensation

Our board of directors is compensated as follows:

•                        $15,000 each for the Chairman of our board of directors and the audit committee chair;

•                        an annual retainer for each member of our board of directors, the amount of which is to be determined;

•                        $1,250 for all board or committee meetings attended in person; and

•                        $1,000 for participation on audit committee conference calls and $500 for participation on all other conference calls.

Additionally, as consideration for serving on our board of directors, we intend to grant to each independent director options to purchase shares of common stock at fair market value on the date of grant, in each case with 50% vesting on the six month anniversary of the date of the grant and the remaining 50% vesting pro rata over the remaining 18 month period.

6.             EXECUTIVE COMPENSATION

The following table shows information concerning the compensation paid by InfoLogix for the last three fiscal years to its Chief Executive Officer and its other most highly compensated executive officers.

	Annual Compensation
Name and Principal Position	Year	Salary($)	Other Annual Compensation($)(1)	All Other Compensation($)

David T. Gulian(2)	2005	335,000	12,000	18,045
President and Chief Executive Officer	2004	338,100	12,000	17,865
	2003	292,000	12,000	18,045

Craig A. Wilensky(3)	2005	290,000	12,000	24,342
Executive Vice President –	2004	338,100	12,000	19,269
Commercial Division	2003	292,000	12,000	19,449

Richard D. Hodge(4)	2005	290,000	12,000	21,933
Executive Vice President –	2004	338,100	12,000	21,753
Healthcare Division	2003	292,000	12,000	21,933

(1)  The amounts reported in the Other Annual Compensation column represent a car allowance.

(2)  The amounts reported for Mr. Gulian in the All Other Compensation column represent health insurance premiums and life insurance premiums, respectively, paid by InfoLogix of $16,257 and $1,788 in 2005, $16,077 and $1,788 in 2004 and $16,257 and $1,788 in 2003.

(3)  The amounts reported for Mr. Wilensky in the All Other Compensation column represent health insurance premiums and life insurance premiums, respectively, paid by InfoLogix of $21,150 and $3,192 in 2005, $16,077 and $3,192 in 2004 and $16,257 and $3,192 in 2003.

(4)  The amounts reported for Mr. Hodge in the All Other Compensation column represent health insurance premiums and life insurance premiums, respectively, paid by InfoLogix of $16,257 and $5,676 in 2005, $16,077 and $5,676 in 2004 and $16,257 and $5,676 in 2003.

7.             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

David T. Gulian.  We entered into an employment agreement with David T. Gulian as our President and Chief Executive Officer in July 2006.  Under this agreement, Mr. Gulian agreed to act as our President and Chief Executive Officer, under the supervision of our board of directors, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by our board of directors.  The term of Mr. Gulian’s employment continues until December 31, 2008, unless terminated earlier.  As compensation for his services pursuant to the employment agreement, we pay Mr. Gulian a base salary equal to $335,000 per year, or at such higher annual rate as our board of directors shall determine in its sole discretion.  In addition, Mr. Gulian is entitled to receive an annual bonus of a minimum of $147,000 for fiscal years ending December 31, 2006 and 2007 (with the incentive compensation for the fiscal year ending December 31, 2008 to be set by our board of directors), based upon our achievement of certain revenue and EBITDA targets.  Under his employment agreement, Mr. Gulian will receive a one-time bonus of $115,000 as a result of the consummation of the Merger.  Mr. Gulian is also entitled to a grant of options to purchase 750,000 shares of our common stock at an exercise price of $2.00 per share.  We may terminate Mr. Gulian’s employment at any time, with our without cause.  If we terminate Mr. Gulian’s employment without cause, Mr. Gulian will be entitled to between 12-18 months severance pay in an amount equal to his base salary plus all earned and unpaid commissions and bonuses.  If Mr. Gulian is terminated for cause, he is entitled to receive only amounts accrued under the employment agreement such as salary, bonuses and expense reimbursement.  Pursuant to his employment agreement, Mr. Gulian has agreed to certain confidentiality, non-solicitation and non-competition provisions.

John A. Roberts. We entered into an employment agreement with John A. Roberts, as our Chief Financial Officer in September 2006.  Under this agreement, Mr. Roberts agreed to act as our Chief Financial Officer, under the supervision of our Chief Executive Officer, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer.  The term of Mr. Roberts’ employment continues until December 31, 2008, unless terminated earlier.  As compensation for his services pursuant to the employment agreement, we pay Mr. Roberts a base salary equal to $215,000 per year or at such higher annual rate as our board of directors shall determine in its sole discretion.  In addition, Mr. Roberts is entitled to receive annual incentive compensation of 30% to 35% of his base salary based on the achievement of certain goals and performance targets set by our board of directors, on a pro rata basis for the fiscal year ending December 31, 2006.  Mr. Roberts is also entitled to a grant of options to purchase 300,000 shares of our common stock at an exercise price equal to the fair market value as determined in good faith by our board of directors, and he is eligible to receive stock option grants and/or other long-term or equity compensation from time to time in the discretion of our board of directors consistent with our long-term and equity compensation plans.  We may terminate Mr. Roberts’ employment at any time, with our without cause, or for good reason.  If we terminate Mr. Roberts’ employment without cause or for good reason, Mr. Roberts will be entitled to an amount equal to his base salary plus all earned and unpaid commissions and bonuses.  If Mr. Roberts is terminated for cause, he is entitled to receive only amounts accrued under the employment agreement such as salary, bonuses and expense reimbursement.  Pursuant to his employment Agreement, Mr. Roberts has agreed to certain confidentiality, non-solicitation and non-competition provisions.

Richard D. Hodge.  We entered into an employment agreement with Richard D. Hodge, as our Executive Vice President – Healthcare Division, in July 2006.  Under this agreement, Mr. Hodge agreed to continue acting as the Executive Vice President – Healthcare Division, under the supervision of our Chief Executive Officer, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer.  The term of Mr. Hodge’s employment is agreement is three years, commencing in July 2006, unless terminated earlier.  As compensation for his services pursuant to the employment agreement, we pay Mr. Hodge a salary equal to $295,000 per year.  In addition, Mr. Hodge is entitled to receive an annual bonus of up to $120,000, based upon our Healthcare Division’s achievement of certain revenue targets.  Mr. Hodge will receive a one-time bonus of $80,000 as a result of the consummation of the Merger.  Mr. Hodge is also entitled to a grant of options to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.  We may terminate Mr. Hodge’s employment at any time, with our without cause.  If we terminate Mr. Hodge’s employment without cause, Mr. Hodge will be entitled to between 12-18 months severance pay in an amount equal to his base salary plus all earned and unpaid commissions and bonuses.  If Mr. Hodge is terminated for cause, he is entitled to receive only 6 months severance pay in an amount equal to his base salary plus all earned and unpaid commissions and bonuses.  Pursuant to his employment agreement, Mr. Hodge has agreed to certain confidentiality, non-solicitation and non-competition provisions.

Craig A. Wilensky.  We entered into an employment agreement with Craig A. Wilensky, as our Executive Vice President – Commercial Division, in July 2006.  Under this agreement, Mr. Wilensky agreed to continue acting as our Executive Vice President – Commercial Division, under the supervision of our Chief Executive Officer, and to perform such duties and to have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer.  The term of Mr. Wilensky’s employment is agreement is three years, commencing in July 2006, unless terminated earlier.  As compensation for his services pursuant to the employment agreement, we pay Mr. Wilensky a salary equal to $295,000 per year base salary.  In addition,
Mr.Wilensky is entitled to receive an annual bonus of up to $120,000, based upon our Commercial Division’s achievement of certain revenue targets.  Mr. Wilensky will receive a one-time bonus of $80,000 as a result of the consummation of the Merger.
Mr. Wilensky is also entitled to a grant of options to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share.  We may terminate Mr. Wilensky’s employment at any time, with our without cause.  If we terminate Mr. Wilensky’s employment without cause, Mr. Wilensky will be entitled to between 12-18 months severance pay in an amount equal to his base salary plus all earned and unpaid commissions and bonuses.  If Mr. Wilensky is terminated for cause, he is entitled to receive only 6 months severance pay in an amount equal to his base salary plus all earned and unpaid commissions and bonuses.  Pursuant to his employment agreement, Mr. Wilensky has agreed to certain confidentiality, non-solicitation and non-competition provisions.

InfoLogix 2006 Equity Compensation Plan

Pursuant to our 2006 Equity Compensation Plan, our board of directors may grant options to purchase shares of our common stock to our employees, officers, consultants and non-employee directors.  The Plan provides for the issuance of options to purchase up to 3,860,000 shares of our common stock, of which options to purchase 2,092,000 shares of our common stock at $2.00 per share were granted on November 29, 2006.  The Plan also provides that employees, consultants and non-employee directors are eligible to receive nonqualified stock options, while only employees are eligible to receive incentive stock options.  The incentive stock options offer employees certain tax advantages that are not available under nonqualified stock options.  Our board of directors, or a committee thereof whose members are appointed by the Board, administers the Plan, and has discretion in setting the terms of options granted to employees, consultants and non-employee directors.

Warrants issued to our Executives

Upon the closing of the Merger and the private placement, we issued a warrant to purchase 750,000 shares of our common stock at $2.00 per share to David T. Gulian, a warrant to purchase 375,000 shares of our common stock at $2.00 per share to Richard D. Hodge, and a warrant to purchase 375,000 shares of our common stock at $2.00 per share to Craig A. Wilensky.  The warrants vest 25% on the first anniversary of issuance, and in equal monthly installments over 36 months thereafter.

Consulting Arrangements

Corrugated Service Corp., d/b/a Amtech.

In July 2006, we entered into a consulting agreement with Corrugated Service Corp. which does business as Amtech and is owned by Cosmo T. DeNicola, one of our stockholders and an employee and director of pre-Merger InfoLogix.  The consulting agreement became effective upon consummation of the merger and the private placement and continues until December 31, 2008.  Upon expiration of the initial term, the agreement will continue from year to year unless either party notifies the other not later than 90 days before the end of the initial term or any renewal term.  Otherwise, we may not terminate the consulting agreement unless Amtech materially breaches its obligations pursuant thereto and fails to cure such breach within 60 days after receipt of a notice of the breach.

Pursuant to the consulting agreement, Amtech provides certain software development consulting services to us for our products, projects and customer deliverables, consistent with the parties’ past practices.  In consideration of Amtech’s services, we pay Amtech a monthly fee equal to $14,500 per month for calendar year 2006, $15,500 per month for calendar year 2007 and $16,500 per month for calendar year 2008.  This consulting agreement supersedes and replaces in its entirety the existing consulting agreement between the parties entered into on May 2, 2006.

Futura Services, Inc.

In July 2006, we entered into a services agreement with Futura Services, Inc., which is owned by the wife of Cosmo T. DeNicola, one of our stockholders and an employee and director of pre-Merger InfoLogix.   This agreement was amended in October 2006.  The term of the services agreement commenced upon the consummation of the merger and the private placement and will continue until December 31, 2011, unless terminated earlier.  The agreement may be terminated (i) by either party if the other party breaches the agreement and fails to cure such breach within 60 days of receipt of notice thereof, (ii) by either party upon the bankruptcy of the other party, (iii) by Futura if fees in excess of $100,000 remain due and unpaid for 90 days or more, or (iv) by us for any reason upon 45 days prior written notice to Futura.  If Futura terminates the agreement as a result of our breach, or we terminate the agreement as a result of Futura’s breach or for no reason, we are required (x) to pay Futura a termination fee of $700,000 and (y) to sublease up to 10,000 square feet at Futura’s option of Futura’s office space in Fort Washington, Pennsylvania for the remaining term of Futura’s lease with the landlord.  The rental term of Futura’s lease is 66 months and began on October 15, 2006.  The current minimum monthly rent under the lease is approximately $9,256 for 22,215 square feet of office space.  The minimum monthly rent increases to approximately $35,321 on the six month anniversary of the commencement of the rental term and thereafter increases approximately $925 on October 15 of each year of the rental term.

Pursuant to the services agreement, Futura is granted the exclusive right to provide certain outsourcing services and functions to support the equipment that is used in our business until the earlier of the termination of the agreement or the fulfillment by Futura of purchase orders in the amount of $700,000 for any calendar year during the term of the agreement, after which point, we may use other providers to perform the services for the balance of such calendar year.  For every cart subject to a purchase order issued under the agreement, we pay Futura a fee equal to $30.00 (subject to annual adjustment by consumer price index (a “CPI Adjustment”)), an additional fee of $34.12 (subject to annual CPI Adjustment) upon the renewal or extension of any support agreement with respect to such cart in exchange for Futura’s services pursuant to the agreement, including Futura’s obligation to assume any and all liability to perform the intended warranty services, and an additional fee of $15.00 if an extended warranty is sold.  For every imaging contract subject to a purchase order under the agreement, we pay a fee equal to $31.90 (subject to annual CPI Adjustment) or 40% of the gross revenue generated by the performance of such imaging contract to Futura, whichever is greater, in exchange for Futura’s services pursuant to the agreement.  For every contract for kitting subject to a purchase order under the services agreement, we pay a fee equal to 50% of the gross revenue of such contract to Futura in exchange for Futura’s services under the agreement.  For every “Help Desk” services contract subject to a purchase order issued under the agreement, in exchange for Futura’s services, we pay to Futura a fee in an amount equal to 40% of the gross sales price of such contract.  For every contract Spare Pool agreement subject to a purchase order under the services agreement, we pay to Futura a fee in an amount equal to 55% of the gross sales price of such contract in exchange for Futura’s services.  All other fees payable to Futura are set forth in any applicable purchase order.

Pursuant to the services agreement, Futura agreed to certain confidentiality, non-solicitation and warranty provisions and we agreed to certain non-solicitation provisions as well.  In addition, Futura’s liability for any damages is limited, pursuant to the agreement, to the aggregate compensation actually received by Futura under any applicable purchase order, except in the event of any liability arising from a breach of Futura’s confidentiality obligations, Futura’s gross negligence or willful misconduct or to the extent contrary to the laws of any applicable jurisdiction.

Gulian & Associates.  We have a business relationship with Gulian & Associates, which is owned by the wife of David T. Gulian, our President and Chief Executive Officer, director and stockholder.  Under the terms of the arrangement, Gulian & Associates provides us with contingency-based professional recruiting services, on a non-exclusive basis.  We pay Gulian & Associates a success fee of 15% of a newly hired person’s annual base salary for employees introduced to us by them.  In 2005, we paid Gulian & Associates $38,600 in success fees and, in 2006 through September 30,  we have paid Gulian & Associates $49,000 in success fees.

Relationship with Warren V. Musser

Advisory Agreement.  We entered into an advisory agreement with Warren V. Musser, our Chairman and stockholder, pursuant to which Mr. Musser and his associates have provided consulting services since March 2006.  His consulting advice and activities have included assisting management in evaluating strategic opportunities, identifying qualified candidates to serve as members of our board of directors and to serve as our Chief Financial Officer and to act as our placement agent, and identifying New Age Translation, Inc. and the holders thereof for evaluation by InfoLogix.  In consideration for his services, Mr. Musser or his designees received $1,000,000 in cash from the proceeds of the private placement and warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share, with a term of 5 years.  Mr. Musser has transferred the rights to warrants to purchase 400,000 shares of our common stock to certain individuals.  Pursuant to the advisory agreement, we agreed to certain exclusivity provisions, which expire 150 days from July 17, 2006, and to indemnify Mr. Musser for any damages he may suffer that relate to the scope of the advisory agreement, provided such loss is not caused by Mr. Musser’s gross negligence or willful misconduct.

Purchase of Founder Stock.  On July 17, 2006, Mr. Musser and certain other investors purchased an aggregate of 175 shares of pre-Merger InfoLogix common stock

(which constituted 35% of outstanding pre-Merger InfoLogix common stock) from Messrs. Gulian, Wilensky, DeNicola, Hodge and Ciardi for an aggregate purchase price of $2,625,000.

Registration Rights.  We are obligated to grant Mr. Musser and certain other investors certain registration rights, pursuant to which we are obligated to register the shares of common stock underlying the warrants to be issued to Mr. Musser pursuant to the advisory agreement and the shares purchased by Mr. Musser and certain other investors from Messrs. Gulian, Wilensky, DeNicola, Hodge and Ciardi, within 90 days following the closing of the Merger and the private placement.

Lock-Up Agreements.

We have entered into lock-up agreements with each of David T. Gulian, Craig A. Wilensky, Richard D. Hodge, Cosmo T. DeNicola and Albert Ciardi, Jr. that restrict them from selling any shares of our common stock until the first anniversary of the closing of the Merger and the private placement, and thereafter may only sell up to 50% of their shares through the second anniversary of the closing.   If the employment of Messrs. Wilensky or Hodges is terminated without cause, these restrictions may be partially released to permit either of them to sell that amount of shares equal to six months of their respective compensation.

Effective upon the closing of the Merger and the private placement, Warren V. Musser has entered into a lock-up agreement which provides that all of the shares of our common stock held by him will be subject to a six month lock-up and that 50% of the shares of our common stock issuable upon exercise of the warrant issued to Mr. Musser upon the closing of the Merger and the private placement to purchase 600,000 shares of our common stock may not be sold, directly or indirectly, until the first anniversary of the date of the closing of the Merger and the private placement.

Effective upon the closing of the Merger and the private placement, Fairmount Partners LP has entered into a lock-up agreement which provides that 50% of the shares of our common stock issuable upon exercise of the warrant issued to Fairmount Partners LP upon the closing of the Merger and the private placement may not be sold, directly or indirectly, until the first anniversary of the date of the closing of the Merger and the private placement.

Participation in the Private Placement

Certain of our directors, executive officers and holders of more than 5% of our common stock, and persons related to them, subscribed in the private placement.  The following table sets forth the name of each related party that subscribed in excess of $120,000 in the private placement, the amount invested and the relationship of the related party to InfoLogix or to our directors, executive officers and holders of more than 5% of our common stock.

Name	Amount Invested	Relationship
Peter U. Musser	$600,000	Son of Warren V. Musser (1)
Hilary Musser	$500,000	Wife of Warren V. Musser (1)

(1)           Warren V. Musser is the Chairman of our board of directors and is the beneficial owner of more than 5% of our common stock.

8.             DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

Each holder of common stock is entitled to one vote per share.  Our Certificate of Incorporation does not provide for cumulative voting.  Holders of our common stock are entitled to receive ratably dividends, if any, as declared by our board of directors out of legally available funds.  The current policy of our board of directors is to retain earnings, if any, to fund our operations and growth.  Upon a liquidation, winding up, or dissolution, holders of our common stock are entitled to share ratably in all of our assets that are available for distribution.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely effected by, the rights of holders of any series of our preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors.

Market Price and Dividends

InfoLogix is, and has always been, a privately held company, and is now a wholly-owned subsidiary of us.  There is not, and never has been, a public market for the securities of InfoLogix.  InfoLogix has never declared or paid any cash dividend on its capital stock.  The common stock of New Age-DE is traded on the Over-the-Counter Bulleting Board, but there has never been any established public trading market for the common stock of New Age-NV or New Age-DE.

Registration Rights

In connection with the private placement, we entered into a registration rights agreement with investors in the private placement certain consultants and advisors to InfoLogix and Mr. Musser and certain other investors whereby we agreed to file a shelf registration statement with the SEC covering the resale of (i) all shares of common stock issued in connection with the private placement, (ii) the shares of common stock underlying the warrants issued to certain consultants and advisors to InfoLogix, (iii) the shares of common stock issued to Mr. Musser and certain other investors in connection with the merger and (iv) the shares of common stock underlying the warrants issued to Mr. Musser and his designees under an advisory agreement between Mr. Musser and us within 90 days after the closing of the private placement. We are obligated to maintain the effectiveness of the registration statement from its effective date through and until the first anniversary of the closing of the private placement, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k) of the Securities Act of 1933, as amended.  We also agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible following filing.  However, there are no specific penalty provisions in connection with the registration rights agreement and therefore the investors in the private placement will not receive any extra benefit if the registration does not occur.

The registration rights agreement contains a “market standoff” provision pursuant to which, in the context of an underwritten public offering, investors in the private placement will agree not to offer, sell, pledge or otherwise transfer or dispose of any of our securities for a period not to exceed the earlier of (i) 180 days following the date of a final prospectus relating to such pubic offering or (ii) the one year anniversary of the closing date of the private placement.

Lock Up Agreements

In connection with the private placement, the five initial founders of InfoLogix who now hold 8,175,000 shares of our common stock, entered into “lock-up” agreements with us. The lock-up agreements provide that their shares may not be, directly or indirectly, sold, subject to a contract for sale or otherwise transferred for a period of 12 months after the closing of the Merger and the private placement.  After 12 months from the date of the closing of the Merger, the stockholders will be permitted to sell up to 50% of their initial holdings.  All lock-up provisions expire 24 months from the date of the lock-up agreement.  If the employment of Craig A. Wilensky or Richard D. Hodge is terminated without cause, these restrictions may be partially released to permit either of them to sell that amount of shares the fair market value of which equals six months of their then current salary as provided in their employment agreements.

In connection with the private placement, Warren V. Musser entered into a lock up agreement with us, which provides that all shares of our common stock owned by Mr. Musser may not be, directly or indirectly, sold for a period of six months from the date of the closing of the Merger and the private placement and that 50% of the shares of our common stock issuable upon the exercise of the warrant to be issued to Mr. Musser may not be sold, directly or indirectly, until the first anniversary of the date of the closing of the Merger and the private placement.

In connection with the private placement, Fairmount Partners LP entered into a lock up agreement with us, which provides that 50% of the shares of our common stock issuable upon exercise of the warrant issued to Fairmount Partners LP may not be sold, directly or indirectly, until the first anniversary of the date of the closing of the Merger and the private placement.

Anti-Takeover Effect of Delaware Law, Certain Bylaw Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Certain provisions of our bylaws are intended to strengthen the position of our board of directors in the event of a hostile takeover attempt.  These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

9.             MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Trading Information

Our common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board.

Upon satisfaction of all necessary initial listing requirements, we intend to apply to list the common stock on The NASDAQ Stock Market LLC.  No assurance can be given that we will satisfy the initial listing requirements, or that our shares of common stock will ever be listed on such trading market.

Holders of record

As of November 29, 2006, there were approximately 125 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future.

Equity Compensation Plan

Pursuant to our 2006 Equity Compensation Plan, our board of directors may grant options to purchase shares of our common stock to our employees, officers, consultants and non-employee directors.  The Plan provides for the issuance of options to purchase up to 3,860,000 shares of our common stock, of which options to purchase 2,092,000 shares of our common stock at $2.00 per share were granted on November 29, 2006.  The Plan also provides that employees, consultants and non-employee directors are eligible to receive nonqualified stock options, while only employees are eligible to receive incentive stock options.  The incentive stock options offer employees certain tax advantages that are not available under nonqualified stock options.  Our board of directors, or a committee thereof whose members are appointed by our board of directors, administers the Plan, and has discretion in setting the terms of options granted to employees, consultants and non-employee directors.

10.          LEGAL PROCEEDINGS

We are currently, and are from time to time, subject to claims and lawsuits arising in the ordinary course of business.  The ultimate resolution of the currently pending proceedings is not expected to have a material adverse effect on our financial condition.

11.          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On November 29, 2006, upon the closing of the Merger, we terminated Williams & Webster, P.S. as our independent registered public accounting firm.  Williams & Webster audited our financial statements for the fiscal year ended November 30, 2005.  The reason for the replacement of Williams & Webster was that, following the Merger, the business of InfoLogix is our primary business, and the current independent registered public accountants of InfoLogix is the firm of Asher & Co., Ltd.

Williams & Webster’s report on our financial statements for each of the past two fiscal years ended November 30, 2005 and 2004, did not contain any adverse opinion or disclaimer of opinion and was not qualified as audit scope or accounting principles, except for a modification as to an uncertainty about the ability of New Age - NV to continue as a going concern.

During the two most recent fiscal years ended November 30, 2005 and 2004, and the interim period from the date of the last audited financial statements to November 29, 2006, (i) there were no disagreements between us and Williams & Webster on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Williams & Webster, would have caused Williams & Webster to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The decision to replace Williams & Webster was not the result of any disagreement between us and Williams & Webster on any matter of accounting principle or practice, financial statement disclosure or audit procedure.

We furnished Williams & Webster with a copy of this report prior to filing this report with the SEC. We also requested that Williams & Webster furnish a letter addressed to the SEC stating whether it agrees with the statements made in this report.  A copy of Williams & Webster’s letter to the SEC is filed as Exhibit 16.1 to this Current Report on Form 8-K.

12.          RECENT SALES OF UNREGISTERED SECURITIES.

On November 29, 2006 we closed a private placement of 8,500,000 shares of our common stock to accredited investors.  The shares were sold for an aggregate purchase price of $17,000,000.  Ferris, Baker Watts, Inc. served as placement agent for the private placement and received a commission of $425,000 for its services. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933 as amended (the “Securities Act”), and Regulation D promulgated thereunder.

On November 29, 2006, we issued a warrant to purchase 600,000 shares of our common stock at an exercise price of $2.00 per share to Warren V. Musser, a warrant to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share to Michael M. Carter, and a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share to Karen Keating Mara.  The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act.

On November 29, 2006, we issued a warrant to purchase 750,000 shares of our common stock at an exercise price of $2.00 per share to David T. Gulian, a warrant to purchase 375,000 shares of our common stock at an exercise price of $2.00 per share to Craig A. Wilensky, and a warrant to purchase 375,000 shares of our common stock at an exercise price of $2.00 per share to Rick Hodge.  All of such warrants would vest 25% on the first anniversary of the issuance date and monthly for 36 months thereafter.  The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act.

On November 29, 2006, we issued a warrant to purchase 150,000 shares of our common stock at an exercise price of $2.00 per share to Fairmount Partners LP.  The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act.

On November 29, 2006, we issued an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share to Albert Ciardi, which option is not subject to vesting. The issuance of the option was exempt from registration under Section 4(2) of the Securities Act.

13.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.  We also expect to enter into director and officer indemnification agreements with each of our executive officers and directors that will provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 3.02               Unregistered Sales of Equity Securities

Please see Section 12 (Recent Sales of Unregistered Equity Securities) of Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K, which is incorporated herein by reference.

Item 4.01               Changes in Registrant’s Certifying Accountant

Please see Section 11 (Changes in and Disagreements with Accountants) of Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K, which is incorporated herein by reference.

Item 5.01               Change in Control of Registrant

Please see Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on form 8-K, which is incorporated herein by reference.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Please see Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on form 8-K, which is incorporated herein by reference.

Item 5.06               Change in Shell Company Status

Please see Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on form 8-K, which is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial statements of business acquired and pro forma financial information

The financial statements of Infologix as of the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and December 31, 2004 are filed in this report as Exhibits 99.1 and 99.2.

(b)           Pro Forma Financial Information

In accordance with Item 9.01(b), we have furnished as Exhibit 99.3 the unaudited pro forma condensed combined financial statements of InfoLogix, Inc. as of and for the nine months ended September 30, 2006 and the unaudited pro forma condensed combined Statement of Operations as of and for the year ended December 31, 2005 and Statement of Operations for the nine months and September 30, 2006.

(d)           Exhibits

2.1           Agreement and Plan of Merger between New Age Translation, Inc., INFLX Acquisition Corp. and InfoLogix, Inc. dated as of November 29, 2006.+

3.1           Certificate of Incorporation of New Age Translation, Inc (incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K dated November 28, 2006).

3.2           Certificate of Amendment of New Age Translation, Inc. changing corporate name to InfoLogix, Inc.+

3.3           By-laws of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 28, 2006).

4.1           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Warren V. Musser.+

4.2           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Michael M. Carter.+

4.3           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Karen Keating Mara.+

4.4           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and David T. Gulian.+

4.5           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Richard D. Hodge.+

4.6           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Craig A. Wilensky.+

4.7           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Fairmount Partners LP.+

10.1         Registration Rights Agreement dated as of November 29, 2006 by and among InfoLogix, Inc. and the investors set forth on the signature pages thereto.+

10.2         Employment Agreement dated as of July 17, 2006 by and between David T. Gulian and InfoLogix, Inc.+

10.3         Employment Agreement dated as of September 18, 2006 by and between John A. Roberts and InfoLogix, Inc.+

10.4         Employment Agreement dated as of July 17, 2006 by and between Richard D. Hodge and InfoLogix, Inc.+

10.5         Employment Agreement dated as of July 17, 2006 by and between Craig A. Wilensky and InfoLogix, Inc.+

10.6         New Age Translation, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K dated November 28, 2006).

10.7         Consulting Agreement effective as of July 17, 2006 by and between Corrugated Service Corp. d/b/a Amtech and InfoLogix, Inc.+

10.8         Services Agreement effective as of July 17, 2006 by and between Futura Services, Inc. and InfoLogix, Inc.+

10.9         Amendment dated October 9, 2006 to Services Agreement dated as of July 17, 2006 by and between Futura Services, Inc. and InfoLogix, Inc.+

10.10       Advisory Agreement dated as of July 17, 2006 by and between Warren V. Musser and InfoLogix, Inc.+

10.11       Form of Lock-up Agreement between the former stockholders of InfoLogix, Inc. and InfoLogix, Inc.+

10.12       Loan and Security Agreement between Info Logix Inc., OPT Acquistion LLC, Embedded Technologies, LLC and Sovereign Bank dated March 16, 2006.+

10.13       First Amendment to Loan and Security Agreement between Info Logix Inc., OPT Acquisition LLC, Embedded Technologies, LLC and Sovereign Bank.+

10.14       Second Amendment to Loan and Security Agreement between Info Logix Inc., OPT Acquisition LLC, Embedded Technologies , LLC and Sovereign Bank.+

10.15       Securities Pledge Agreement between New Age Translation, Inc. and Sovereign Bank.+

10.16       Surety Agreement between New Age Translation, Inc. and Sovereign Bank.+

16.1         Letter dated December 1, 2006 from Williams & Webster, P.S. to the Securities and Exchange Commission.+

21            Subsidiaries of InfoLogix, Inc.+

99.1         Financial statements of InfoLogix, Inc. as of and for the years ended December 31, 2005 and December 31, 2004.+

99.2         Financial Statements of InfoLogix, Inc. as of and for the nine months ended September 30, 2006 and September 30, 2005 (unaudited).+

99.3         Unaudited pro forma condensed combined financial statements of InfoLogix, Inc. as of and for the nine months ended September 30, 2006 and unaudited pro forma condensed combined Statement of Operations as of and for the year ended December 31, 2005 and Statement of Operations for the nine months ended September 30, 2006.+

+              Filed herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: December 5, 2006	By:	/s/ John A. Roberts
		Name:	John A. Roberts
		Title:	Chief Financial Officer

EXHIBIT INDEX

2.1           Agreement and Plan of Merger between New Age Translation, Inc., INFLX Acquisition Corp. and InfoLogix, Inc. dated as of November 29, 2006.+

3.1           Certificate of Incorporation of New Age Translation, Inc (incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K dated November 28, 2006).

3.2           Certificate of Amendment of New Age Translation, Inc. changing corporate name to InfoLogix, Inc.+

3.3           By-laws of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 28, 2006).

4.1           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Warren V. Musser.+

4.2           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Michael M. Carter.+

4.3           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Karen Keating Mara.+

4.4           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and David T. Gulian.+

4.5           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Richard D. Hodge.+

4.6           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Craig A. Wilensky.+

4.7           Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Fairmount Partners LP.+

10.1         Registration Rights Agreement dated as of November 29, 2006 by and among InfoLogix, Inc. and the investors set forth on the signature pages thereto.+

10.2         Employment Agreement dated as of July 17, 2006 by and between David T. Gulian and InfoLogix, Inc.+

10.3         Employment Agreement dated as of September 18, 2006 by and between John A. Roberts and InfoLogix, Inc.+

10.4         Employment Agreement dated as of July 17, 2006 by and between Richard D. Hodge and InfoLogix, Inc.+

10.5         Employment Agreement dated as of July 17, 2006 by and between Craig A. Wilensky and InfoLogix, Inc.+

10.6         New Age Translation, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K dated November 28, 2006).

10.7         Consulting Agreement effective as of July 17, 2006 by and between Corrugated Service Corp. d/b/a Amtech and InfoLogix, Inc.+

10.8         Services Agreement effective as of July 17, 2006 by and between Futura Services, Inc. and InfoLogix, Inc.+

10.9         Amendment dated October 9, 2006 to Services Agreement dated as of July 17, 2006 by and between Futura Services, Inc. and InfoLogix, Inc.+

10.10       Advisory Agreement dated as of July 17, 2006 by and between Warren V. Musser and InfoLogix, Inc.+

10.11       Form of Lock-up Agreement between the former stockholders of InfoLogix, Inc. and InfoLogix, Inc.+

10.12       Loan and Security Agreement between Info Logix Inc., OPT Acquistion LLC, Embedded Technologies, LLC and Sovereign Bank dated March 16, 2006.+

10.13       First Amendment to Loan and Security Agreement between Info Logix Inc., OPT Acquisition LLC, Embedded Technologies, LLC and Sovereign Bank.+

10.14       Second Amendment to Loan and Security Agreement between Info Logix Inc., OPT Acquisition LLC, Embedded Technologies , LLC and Sovereign Bank.+

10.15       Securities Pledge Agreement between New Age Translation, Inc. and Sovereign Bank.+

10.16       Surety Agreement between New Age Translation, Inc. and Sovereign Bank.+

16.1         Letter dated December 1, 2006 from Williams & Webster, P.S. to the Securities and Exchange Commission.+

21            Subsidiaries of InfoLogix, Inc.+

99.1         Financial statements of InfoLogix, Inc. as of and for the years ended December 31, 2005 and December 31, 2004.+

99.2         Financial Statements of InfoLogix, Inc. as of and for the nine months ended September 30, 2006 and September 30, 2005 (unaudited).+

99.3         Unaudited pro forma condensed combined financial statements of InfoLogix, Inc. as of and for the nine months ended September 30, 2006 and unaudited pro forma condensed combined Statement of Operations as of and for the year ended December 31, 2005 and Statement of Operations for the nine months ended September 30, 2006.+

+              Filed herewith.